Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

FORTUNE BRANDS DOORS, INC.

AND

Larson SD HoldingS, Inc.

Larson IA Holdings, Inc.

AEI, LLC

Comfort bilt, LLC

the other sellers party hereto

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE SELLERS’ REPRESENTATIVE

TABLE OF CONTENTS

ARTICLE 1 – RESTRUCTURING AND EQUITY SALE		2
1.1	Restructuring and Equity Sale	2
1.2	Purchase of Certain Equity	3
1.3	Payment of Consideration	4
1.4	Withholding Rights; Offset Rights	4
ARTICLE 2 - CONSIDERATION, ADJUSTMENTS AND RECONCILIATION		5
2.1	Consideration	5
2.2	Calculation of Estimated Transaction Consideration for Closing; Payoff Letters	5
2.3	Payment of Estimated Consideration and Related Payments	5
2.4	Transaction Consideration Adjustment and Reconciliation	6
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES		10
3.1	Organization and Good Standing	10
3.2	Capitalization	10
3.3	Authority and Authorization; Conflicts; Consents	11
3.4	Financial Statements and Undisclosed Liabilities	11
3.5	Taxes	12
3.6	Litigation, Orders and Injunctions	14
3.7	Compliance with Law	14
3.8	Contracts.	15
3.9	Certain Assets	17
3.10	Real Property	17
3.11	Environmental Matters	18
3.12	Intellectual Property	18
3.13	Insurance	19
3.14	Absence of Certain Events	19
3.15	Employee Benefits	21
3.16	Employees and Labor Relations	22
3.17	Brokers	22
3.18	Related Party Transactions	22
3.19	Certain Exclusivity	23
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER		23
4.1	Organization and Good Standing	23
4.2	Authority and Authorization; Conflicts; Consents	23
4.3	Litigation, Orders and Injunctions	24
4.4	Availability of Funds	24
4.5	Buyer’s Independent Investigation	24
4.6	Brokers	25
ARTICLE 5 - CERTAIN COVENANTS		25
5.1	Certain Actions to Close Transactions	25
5.2	Pre-Closing Conduct of Business	26
5.3	Further Assurances	28
5.4	Access to Information	28
5.5	Confidentiality and Publicity	29
5.6	Employee Matters	30
5.7	Exculpation and Indemnification of Directors and Officers	31

5.8	Certain Tax Matters	32
5.9	Exclusivity	34
5.10	Transition Matters; Return of Personal Property	34
ARTICLE 6 - CLOSING, CLOSING DELIVERIES AND TERMINATION		35
6.1	Closing	35
6.3	Closing Deliveries by Buyer	35
6.4	Termination of Agreement	35
6.5	Effect of Termination	36
ARTICLE 7 - CONDITIONS TO OBLIGATIONS TO CLOSE		37
7.1	Conditions to Obligation of Buyer to Close	37
7.2	Conditions to Obligation of the Target Companies and Sellers’ Representative to Close	37
ARTICLE 8 – CERTAIN LIABILITY MATTERS		38
8.1	No Survival	38
8.2	Losses	38
8.3	Certain Disclaimers	39
8.4	Adjustment Escrow and Sellers Expense Amount	39
ARTICLE 9 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		40
9.1	Notices	40
9.2	Expenses	41
9.3	Interpretation; Construction	41
9.4	Parties in Interest; Third Party Beneficiaries	42
9.5	Governing Law	42
9.6	Jurisdiction, Venue and Waiver of Jury Trial	43
9.7	Entire Agreement; Amendment; Waiver	43
9.8	Assignment; Binding Effect	43
9.9	Severability; Blue Pencil	43
9.10	Counterparts	44
9.11	Disclosure Schedules	44
9.12	Specific Performance	44
9.13	Legal Representation	44
9.14	Sellers’ Representative and Related Matters	45
9.15	Guaranty of Buyer’s Obligations Through Closing	46
ARTICLE 10 - CERTAIN DEFINITIONS		46

EXHIBITS:

Exhibit 1.1 Illustration of Restructuring

Exhibit 2.4(g) Allocation of Transaction Consideration

Exhibit 5.6(f) Scheduled 2020 Bonuses

Exhibit 5.10(a) Certain Transition Matters

Exhibit 8.4(a) Form of Escrow Agreement

Exhibit 10.1 Net Working Capital

Exhibit 10.2 Closing Payment Recipients / Percentages

ii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of November 16, 2020 (the “Signing Date”), by and among Fortune Brands Doors, Inc., a Delaware corporation (“Buyer”), Larson SD Holdings, Inc., a South Dakota corporation (“Larson SD Holdings”), Larson IA Holdings, Inc., a South Dakota corporation (“Larson IA Holdings”), the other sellers set forth on the signature pages hereto, Larson Manufacturing Company of South Dakota, Inc., a South Dakota corporation (“Larson SD”), Larson Manufacturing Company of Iowa, Inc., a South Dakota corporation (“Larson Iowa”), AEI, LLC, a South Dakota limited liability company (“AEI”), Comfort Bilt, LLC, a South Dakota limited liability company (“Comfort Bilt”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Sellers’ Representative as defined in this Agreement as agent for and on behalf of Sellers.  Article 10 contains definitions of various capitalized terms used in this Agreement.

RECITALS

A.At Closing, after giving effect to the Restructuring, (a) Larson SD Holdings will own all of the issued and outstanding Larson SD Units and (b) Larson IA Holdings will own all of the issued and outstanding Larson Iowa Units.

B.At Closing, (a)  the O. Dale Larson Revocable Trust U/A/D 4/7/92 (the “Comfort Bilt Equityholder”) will own all of the issued and outstanding membership units of Comfort Bilt (such outstanding membership units being “Comfort Bilt Units”), and (b) the Jeffrey T. Rief Living Trust (the “Rief Trust”), the Henry Hitt Revocable Trust UAD April 25, 2019 (the “Hitt Trust”), Bill Retterath (“Retterath”), Troy Bunker (“Bunker”), Dan Beinhorn (“Beinhorn”) and LMC (each such Person, other than LMC, is an “AEI Equityholder” and each of AEI Equityholder, Comfort Bilt Equityholder, Larson SD Holdings, and Larson IA Holdings is a “Seller”) will own all of the issued and outstanding membership units of AEI (such outstanding membership units of each AEI Equityholder (which, for avoidance of doubt, excludes any membership units held by LMC) being “AEI Units”).

C.Larson SD, Larson Iowa, AEI and Comfort Bilt (each a “Target Company”; and the Target Companies and Sellers together, the “Larson Parties”), individually or together with one or more Sellers, owns, directly or indirectly, all of the issued and outstanding equity interests of Larson Manufacturing Company, Inc., a South Dakota corporation (“LMC”), All Weather Products, L.L.C., a South Dakota limited liability company, CLO Larson Manufacturing Company, a South Dakota corporation (“CLO”), LMC Warranty Company, a South Dakota corporation (“LMC Warranty”), Genius of North America, L.L.C., a South Dakota limited liability company, LGR, LLC, a South Dakota limited liability company, Larson Transportation, LLC, a Wisconsin limited liability company, Larson Installation, L.L.C., a South Dakota limited liability company, Larson Manufacturing of Canada, Inc., a South Dakota corporation (“LM Canada”), Larson Manufacturing of Canada ULC, a British Columbia corporation, and Weather-Star, L.L.C., a South Dakota limited liability company (each of the foregoing entities in this Recital C, excluding the Target Companies, is a “Company Subsidiary,” and each Company Subsidiary and each Target Company, is an “Acquired Company”).

D.Collectively, the Acquired Companies are in the business of designing, manufacturing, distributing and selling residential doors, windows and screens in the United States and Canada (the “Business”).

E.Larson SD Holdings desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Larson SD Holdings, all of the Larson SD Units, upon and subject to the terms herein.

F.Larson IA Holdings desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Larson IA Holdings, all of the Larson Iowa Units, upon and subject to the terms herein.

G.The Comfort Bilt Equityholder desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from the Comfort Bilt Equityholder, all of the Comfort Bilt Units, upon and subject to the terms herein.

H.Each AEI Equityholder desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from each AEI Equityholder, all of the AEI Units, upon and subject to the terms herein.

I. Prior to the Closing, a restructuring of Larson SD and Larson Iowa will be completed (the “Restructuring”) pursuant to Section 1.1.

J.For Income Tax purposes the Parties intend that (a) the purchase of certain equity described in Section 1.2 will be treated as an acquisition of all the assets and assumption of all of the liabilities of Comfort Bilt, Larson SD and Larson Iowa and (b) the purchase of certain equity described in Section 1.2 will be treated with respect to each AEI Equityholder (other than LMC) as the purchase of the Units of AEI other than those held by LMC.

K.Contemporaneously with the Parties’ execution and delivery of this Agreement, Fortune Brands Home & Security, Inc. is entering into (i) employment offer letters and (ii) non-compete agreements with Jeffrey Rief, Henry Hitt, Retterath, Beinhorn and Bunker, each of which will be effective upon Closing.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

ARTICLE 1 – RESTRUCTURING AND EQUITY SALE

1.1Restructuring and Equity Sale.

(a) No later than 10 Business Days after the Signing Date, the shareholders of Larson SD as of such date (the “Pre-Reorganization SD Shareholders”), the shareholders of Larson Iowa as of such date (the “Pre-Reorganization Iowa Shareholders”), Larson SD, Larson Iowa, Larson SD Holdings, Larson IA Holdings, LM Canada, CLO, and LMC Warranty will complete the Restructuring by taking the following steps:

(i)The Pre-Reorganization SD Shareholders, Larson SD and Larson SD Holdings will cause Larson SD Intermediate Co, Inc. a South Dakota corporation and wholly-owned subsidiary of Larson SD Holdings to be merged with and into Larson SD, with Larson SD being the surviving corporation, and each Pre-Reorganization SD Shareholder receiving the same number and type of shares of common stock in Larson SD Holdings as such Person had in Larson SD prior to such merger, resulting in Larson SD Holdings becoming the sole shareholder of Larson SD on the effective date of such mergers; such effective date will be day one of the Restructuring;

(ii)The Pre-Reorganization Iowa Shareholders, Larson Iowa and Larson IA Holdings will cause Larson Iowa Intermediate Co, Inc., a South Dakota corporation and wholly-owned subsidiary of Larson IA Holdings to be merged with and into Larson Iowa, with Larson Iowa being the surviving corporation, and each Pre-Reorganization Iowa Shareholder receiving the same number and type of shares of common stock in Larson IA Holdings as such Person had in Larson Iowa prior to such merger, resulting in Larson IA Holdings becoming the sole shareholder of Larson Iowa on the effective date of such mergers; such effective date will be  day one of the Restructuring;

(iii)Larson SD Holdings will file an election to treat Larson SD as a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code with the appropriate Governmental Authorities to be effective on the date to be agreed by Buyer and Sellers;

(iv)Larson IA Holdings will file an election to treat Larson Iowa as a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code with the appropriate Governmental Authorities to be effective on the date to be agreed by Buyer and Sellers;

(v)Larson SD and Larson Iowa will convert to limited liability companies in accordance with the South Dakota Business Corporation Act (the “SDBCA”) and South Dakota Limited Liability Company Act (the “SDLLCA”), so that the outstanding shares of Larson SD owned by Larson SD Holdings will be converted into units (the “Larson SD Units”) and the outstanding shares of Larson Iowa owned by Larson IA Holdings will be converted into units (“Larson Iowa Units”) on day four of the Restructuring;

(vi)LM Canada, CLO and LMC Warranty will be converted into limited liability companies pursuant to the SDBCA and SDLLCA prior to the Closing Date; and

(vii)An illustration of the Restructuring is attached as Exhibit 1.1.

(b)On or before the day prior to the Closing Date, Comfort Bilt will redeem all of the outstanding equity interests of Comfort Bilt other than any such equity interests owned by the Comfort Bilt Equityholder.  These redemptions shall be at the price and terms determined by the managers of Comfort Bilt and shall be paid out of Cash of the Acquired Companies prior to the Closing.

1.2Purchase of Certain Equity.

(a)At Closing, Larson SD Holdings will sell, assign and transfer to Buyer, and Buyer will purchase from Larson SD Holdings, all of the Larson SD Units.

(b)At Closing, Larson IA Holdings will sell, assign and transfer to Buyer, and Buyer will purchase from Larson IA Holdings, all of the Larson Iowa Units.

(c)At Closing, the Comfort Bilt Equityholder will sell, assign and transfer to Buyer, and Buyer will purchase from the Comfort Bilt Equityholder, all of the Comfort Bilt Units.

(d)At Closing, each AEI Equityholder will sell, assign and transfer to Buyer, and Buyer will purchase from each AEI Equityholder, all of the AEI Units.

1.3Payment of Consideration.

(a)Buyer will engage Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator (the “Paying Agent”), or another paying agent acceptable to the Seller Representative, who will pay the Aggregate Net Closing Consideration as set forth herein.  The Paying Agent will be making such payments on behalf of Buyer. Promptly after the Restructuring is completed, the Target Companies will provide Buyer with each Closing Payment Recipient’s wire transfer instructions for the payment of amounts owing hereunder, which may be updated from time-to-time prior to Closing by the Target Companies and after Closing by Sellers’ Representative by written notice to Buyer, the Paying Agent and Sellers’ Representative (“Payment Instructions”).

(b)Each Seller hereby directs Buyer, the Paying Agent, and the Escrow Agent, to make any payments owing to it hereunder directly to the Persons set forth on Exhibit 10.2 (as updated through Closing) (each a “Closing Payment Recipient”), pursuant to their Payment Instructions and in the relative proportion based on their Percentages set forth in Exhibit 10.2.  At Closing, Buyer will, or will cause the Paying Agent to, pay to each Closing Payment Recipient its Percentage of the Aggregate Net Closing Consideration by wire transfer of immediately available funds or by electronic check (ACH), as applicable, to the account specified for such Closing Payment Recipient in the Payment Instructions. Additionally, to the extent that any amounts are payable to the Closing Payment Recipients pursuant to Section 2.4(f), Buyer will, or will cause the Paying Agent to, pay to each Closing Payment Recipient its Percentage such amounts by wire transfer of immediately available funds or by electronic check (ACH), as applicable, to the account specified for such Closing Payment Recipient in the Payment Instructions.

1.4Withholding Rights; Offset Rights.

(a)Buyer, the Paying Agent or the Escrow Agent, as the case may be, will deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person (including to withhold and deduct from the amount payable to such Person at Closing any required amount attributable to payments into escrow at Closing on behalf of such Person) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Applicable Law.  To the extent that amounts are so withheld, such withheld amounts will be treated for purposes of this Agreement as having been paid to such Person by Buyer, the Paying Agent, or the Escrow Agent, as applicable.

(b)Buyer, the Paying Agent or the Escrow Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Closing Payment Recipient (including to withhold and deduct from the amount payable to such Closing Payment Recipient at Closing any required amount attributable to payments into escrow at Closing on behalf of such Closing Payment Recipient) such amounts, if any, that are owed by such Closing Payment Recipient to any Acquired Company as of the Closing Date and are set forth on Schedule 3.16(e).  Any consideration otherwise payable to a Closing Payment Recipient that is withheld in accordance with this Section 1.4(b) in the satisfaction of an amount owed by such Closing Payment Recipient shall reduce the amount owed by such Closing Payment Recipient to the applicable Acquired Company, to the extent of the amount of such withholding.

ARTICLE 2 - CONSIDERATION, ADJUSTMENTS AND RECONCILIATION

2.1Consideration.  Upon and subject to the terms herein, Buyer will pay the amount of $740,000,000 (the “Initial Consideration”), as such amount is adjusted pursuant to the terms herein (such amount, as so adjusted, is the “Transaction Consideration”).  Payment by Buyer of the Transaction Consideration as described in Section 1.3 shall be made to the Closing Payment Recipients, at the direction of the Sellers who will not receive such payments, in exchange for the transfer by the Sellers of the Larson SD Units, the Larson Iowa Units, Comfort Bilt Units and AEI Units.

2.2Calculation of Estimated Transaction Consideration for Closing; Payoff Letters.  On or before the third Business Day before the Closing Date, the Target Companies will deliver to Buyer a statement containing, in reasonable detail, the Target Companies’ good faith reasonable estimate of:  (a) Net Working Capital, Cash, Funded Indebtedness and Transaction Expenses; and (b) the Transaction Consideration (which estimated Transaction Consideration, for Closing, will be the sum of “X” and “Y,” where “X” equals (1) the Initial Consideration plus any amount by which such estimated Net Working Capital exceeds Target Net Working Capital, (2) the Initial Consideration, if such estimated Net Working Capital equals Target Net Working Capital, or (3) the Initial Consideration minus any amount by which such estimated Net Working Capital is less than Target Net Working Capital, as applicable, and where “Y” equals the amount of Cash (the amount of the estimated Transaction Consideration as determined pursuant to this Section 2.2 is the “Estimated Consideration”)).  Buyer shall be entitled to review, comment on and request reasonable changes to the amount and calculation of the Estimated Consideration, and the Target Companies shall consult and confer with Buyer and consider in good faith any comments made by Buyer with respect to the amount and calculation of the Estimated Consideration prior to the Closing Date.  In the event that Buyer and the Target Companies cannot mutually determine the amount of the Estimated Consideration within two Business Days after Buyer’s receipt of the Target Companies’ amount and calculation of the Estimated Consideration, the Parties agree that the Target Companies’ then‑proposed amount and calculation of the Estimated Consideration will be the Estimated Consideration at Closing for all purposes hereunder (it being understood, however, that the amount of any estimated Funded Indebtedness and estimated Transaction Expenses will, in all cases, equal the amounts to be paid by Buyer pursuant to Section 2.3(a)(3) and Section 2.3(a)(4), respectively).  On or before the third Business Day before the Closing Date, the Target Companies shall deliver to Buyer payoff letters, in customary form, from each of the holders of Funded Indebtedness (the “Payoff Letters”).

2.3Payment of Estimated Consideration and Related Payments.  Upon and subject to the terms herein, the Estimated Consideration will be paid as follows:

(a)At Closing and on the Closing Date, upon and subject to the terms herein, the following will occur:

(1)Buyer will deposit into escrow with the Escrow Agent, the amount of $10,000,000 (the “Post-Closing Adjustment Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;

(2)Buyer will, on behalf of the Sellers, deposit into an account that Sellers’ Representative designates in writing on or before the Closing Date, the amount of $200,000 (the “Sellers Expense Amount”), to be held by Sellers’ Representative pursuant to the terms hereof;

(3)Buyer, on the applicable Acquired Company’s behalf, will pay each of the obligations necessary to satisfy all Funded Indebtedness as of immediately before Closing as provided in the Payoff Letters (such amount, the “Estimated Funded Indebtedness”); and

(4)Buyer, on the applicable Acquired Company’s behalf, will pay all unpaid Transaction Expenses as of immediately before Closing to the extent determinable at Closing, by wire transfer of immediately available funds to the accounts that the Target Companies designate in writing on or before the Closing Date (such amount, the “Estimated Transaction Expenses”).

“Aggregate Net Closing Consideration” means the remaining balance of the Estimated Consideration, after making the payments in the preceding clauses of this Section 2.3(a).

(b)At Closing, Buyer will, or will cause the Paying Agent to, pay the applicable portions of the Aggregate Net Closing Consideration in accordance with Section 1.3.

2.4Transaction Consideration Adjustment and Reconciliation. Each Party will assist and cooperate with each other and each other’s representatives in all reasonable respects in connection with the matters in this Section 2.4, including giving each other and such representatives reasonable access at all reasonable times to the applicable personnel, properties, books and records of the Acquired Companies for such matters (except that no Party will be required to give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any Applicable Law).

(a)Buyer’s Preparation of the Statement.  Within 60 days after the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a statement (the “Statement”) stating, in reasonable detail, Buyer’s determination of (1) Net Working Capital and Cash, (2) the Transaction Expenses and (3) the Funded Indebtedness as of Closing.  The final determination of Net Working Capital and Cash pursuant to this Section 2.4 is the “Final Net Working Capital and Cash.”  The final determination of the Transaction Expenses as of the Closing pursuant to this Section 2.4 is the “Final Transaction Expenses.” The final determination of the Funded Indebtedness as of the Closing pursuant to this Section 2.4 is the “Final Funded Indebtedness.”

(b)Sellers’ Representative’s Response to the Statement.  The Net Working Capital and Cash, the Transaction Expenses and the Funded Indebtedness as of the Closing as set forth in the Statement will become final and binding (and become Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness) 60 days after Buyer gives the Statement to Sellers’ Representative, unless Sellers’ Representative gives written notice, in reasonable detail, of disagreement therewith (a “Notice of Disagreement”) to Buyer at or before the end of such 60-day period.  If Sellers’ Representative gives a Notice of Disagreement at or before the end of such 60-day period, then Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness (as finally determined in accordance with the following clause (b)(1) or (b)(2)) will become final and binding upon the earlier of (1) the date Sellers’ Representative and

Buyer resolve in writing all remaining differences they have with respect to Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness or (2) the date all remaining disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.4(c).  Buyer will not modify the Statement (after it is delivered) in any manner adverse to Sellers (including by later raising any new item not reflected in the Statement).  Sellers’ Representative will not modify the Notice of Disagreement (after such notice is given) in any manner adverse to Buyer (including by later raising any new item not reflected in the Notice of Disagreement).  Any item or amount in, or omitted from, the Statement that Sellers’ Representative does not disagree with in the Notice of Disagreement will be final and binding in the manner stated in, or omitted from, the Statement.

(c)Resolving Matters in Disagreement.  During the 30‑day period after a Notice of Disagreement is given, Sellers’ Representative and Buyer will attempt to resolve in writing any differences that they have regarding Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness.  If, at the end of such 30‑day period, Sellers’ Representative and Buyer have not reached agreement on all such differences, then either Sellers’ Representative or Buyer may require that the items that remain in dispute be promptly submitted to Deloitte Touche Tohmatsu or such other nationally recognized public accounting firm agreed upon by Sellers’ Representative and Buyer in writing (the “Arbitrator”) for review and resolution.  The Arbitrator will determine procedures for such arbitration, subject to the terms hereof.  The Arbitrator will only consider the items that remain in dispute.  The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by Sellers’ Representative or Buyer or less than the lesser value for such item claimed by Sellers’ Representative or Buyer.  The Arbitrator will determine Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness solely based on submissions made by Sellers’ Representative and Buyer, and the Arbitrator’s determination of Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness must be consistent with the terms of this Agreement.  The Arbitrator will render a written decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator.

(d)Allocation of Fees and Expenses.  The Non‑Prevailing Party in such arbitration will pay its own and its Affiliates’ fees and expenses incurred with respect to such arbitration and will also pay a fraction of the sum of: (1) the fees and expenses of the Arbitrator; plus (2) the reasonable out of pocket fees and expenses (including reasonable attorneys’ fees) of the Prevailing Party and its Affiliates incurred with respect to such arbitration.  Such fraction will be determined as follows:  (A) its numerator will be an amount equal to the difference between the Non‑Prevailing Party’s determination of the items in dispute (in the aggregate and as submitted to the Arbitrator) and the Arbitrator’s determination of such items; and (B) its denominator will be an amount equal to the difference between Sellers’ Representative’s and Buyer’s respective determinations of such items (in the aggregate and as submitted to the Arbitrator).  The Prevailing Party will pay the remainder of the fees and expenses of the Arbitrator and the remainder of the Prevailing Party’s and its Affiliates’ fees and expenses.  Notwithstanding the foregoing, if the Arbitrator’s determination of such items in dispute is exactly midway between Sellers’ Representative’s and Buyer’s determination of such items, then Sellers’ Representative (on behalf of the Sellers) and Buyer each will pay one-half of the fees and expenses of the Arbitrator (and otherwise will pay its own and its Affiliates’ fees and expenses as described above).  Sellers (considered as one Party for this purpose, with Sellers’ Representative acting on their behalf as contemplated herein) or Buyer is the “Prevailing Party” if the Arbitrator’s determination of such items is closer to such Party’s determination of such items than it is to such other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator).  Sellers (considered as one Party for this purpose, with Sellers’ Representative acting on their behalf as contemplated herein) or Buyer is the “Non‑Prevailing Party” if the other is the Prevailing Party.  Sellers’ obligation to pay any fees and expenses under this Section 2.4(d) shall be paid out of the Post-Closing Adjustment Escrow Amount.

(e)Adjustment to Transaction Consideration Based on Final Net Working Capital and Cash.  The Transaction Consideration will be, and automatically will be adjusted to be, the Estimated Consideration, (1) increased by the amount, if any, by which the amount of the Net Working Capital included in the Final Net Working Capital and Cash exceeds the estimated Net Working Capital included in the Estimated Consideration, (2) decreased by the amount, if any, by which the amount of the Net Working Capital included in the Final Net Working Capital and Cash is less than the estimated Net Working Capital included in the Estimated Consideration, (3) increased by the amount, if any, by which the amount of Cash included in the Final Net Working Capital and Cash exceeds the estimated Cash included in the Estimated Consideration and (4) decreased by the amount, if any, by which the amount of Cash included in the Final Net Working Capital and Cash is less than the estimated Cash included in the Estimated Consideration.  However, if no such adjustment is required pursuant to this Section 2.4(e), then the Transaction Consideration will equal the Estimated Consideration.

(f)Reconciliation Payment.  Within five Business Days after Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness become final and binding, the following will occur (with the payments in this Section being made without interest by wire transfer of immediately available funds, and with any amount paid or disbursed to Paying Agent under the following being allocated among the Closing Payment Recipients as contemplated in Article 1).

(1)If the sum of (x) Estimated Consideration (as determined at Closing) plus (y) the difference of the amount of Transaction Expenses included in the Final Transaction Expenses minus the Estimated Transaction Expenses (which difference may be positive or negative) and plus (z) the difference of the amount of the Funded Indebtedness included in the Final Funded Indebtedness minus the Estimated Funded Indebtedness (which difference may be positive of negative), is less than the Transaction Consideration (as adjusted, if at all, under Section 2.4(e)) (with the amount by which such sum is less than such Transaction Consideration being the “Upward Reconciliation Amount”), then the following will occur:

(A)Buyer will pay, or cause to be paid, to the Paying Agent for further distribution to the Closing Payment Recipients in accordance with Section 1.3, an amount equal to the Upward Reconciliation Amount; and

(B)the Parties will cause the Post-Closing Adjustment Escrow Amount to be disbursed under the Escrow Agreement to the Paying Agent for further distribution to the Closing Payment Recipients in accordance with Section 1.3.

(2)If the sum of (x) Estimated Consideration (as determined at Closing) plus (y) the difference of the amount of Transaction Expenses included in the Final Transaction Expenses minus the Estimated Transaction Expenses (which difference may be positive or negative) and plus (z) the difference of the amount of the Funded Indebtedness included in the Final Funded Indebtedness minus the Estimated Funded Indebtedness (which difference may be positive of negative), exceeds the Transaction Consideration (as adjusted, if at all, under Section 2.4(e)) (with the amount by which such sum exceeds such Transaction Consideration being the “Downward Reconciliation Amount”), then the following will occur:

(A)(i) the Parties will cause a disbursement of all or a portion of the Post-Closing Adjustment Escrow Amount to Buyer to the extent necessary to pay the Downward Reconciliation Amount, provided that the sole source of the Downward Reconciliation Amount will be from the Post-Closing Adjustment Escrow Amount and Buyer will have no other recourse if the Downward Reconciliation Amount exceeds the Post-Closing Adjustment Escrow Amount; and

(B)if any portion of the Post-Closing Adjustment Escrow Amount is not disbursed under clause (f)(2)(A) above, then the Parties will cause an amount equal to such undisbursed portion of the Post-Closing Adjustment Escrow Amount to be disbursed under the Escrow Agreement to the Paying Agent for further distribution to the Closing Payment Recipients in accordance with Section 1.3.

(3)If the sum of (x) Estimated Consideration (as determined at Closing) plus (y) the difference of the amount of Transaction Expenses included in the Final Transaction Expenses minus the Estimated Transaction Expenses (which difference may be positive or negative), and plus (z) the difference of the amount of the Funded Indebtedness included in the Final Funded Indebtedness minus the Estimated Funded Indebtedness (which difference may be positive of negative), equals the Transaction Consideration (as adjusted, if at all, under Section 2.4(e)), then the Parties will cause an amount equal to the Post-Closing Adjustment Escrow Amount to be disbursed under the Escrow Agreement to Paying Agent for further distribution to the Closing Payment Recipients in accordance with Section 1.3.

(g)Allocation of Transaction Consideration.  Each Party will allocate the Transaction Consideration in accordance with Exhibit 2.4(g) (including that Buyer will cause each Acquired Company to do so). As soon as reasonably practicable after the Final Net Working Capital and Cash, Final Transaction Expenses and Final Funded Indebtedness becomes final and binding, but in any event within 30 days thereafter, Buyer will deliver to Sellers’ Representative a draft allocation of the Transaction Consideration in accordance with Exhibit 2.4(g) (the “Allocation”).  Sellers’ Representative will have the right to review the Allocation and will notify Buyer in writing of any objections within 20 days after receipt of the Allocation.  Buyer and Sellers’ Representative will cooperate in good faith to reach agreement on the disputed items or amounts, if any.  If Buyer and Sellers’ Representative are unable to reach an agreement regarding the Allocation, then within 30 days following receipt by Buyer of Sellers’ Representative’s written objections, any disagreement will be resolved by the Arbitrator, whose involvement will be limited solely to disputed items.  Any Allocation determined pursuant to the decision of the Arbitrator will incorporate, reflect and be consistent with Exhibit 2.4(g).  The Allocation, as prepared by Buyer, if no timely written objection by Sellers’ Representative has been given, as adjusted pursuant to any agreement between Buyer and Sellers’ Representative or as determined by the Arbitrator (the “Final Allocation”), will be final and binding on the Parties.  Any fees and expenses of the Arbitrator will be borne by Buyer and Sellers using the same method of allocation and payment described in Section 2.4(d). After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of the Final Allocation, as adjusted to reflect any, if any, adjustments to the Transaction Consideration, for all Tax purposes.  With respect to such Final Allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of and the filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, and (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except as disclosed in the Target Company Disclosure Schedule and subject to Sections 3.19, 8.1 and 8.3, each Target Company hereby represents and warrants to Buyer as follows in this Article 3:

3.1Organization and Good Standing.  Each Acquired Company is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction in which it was organized, each as is listed in Schedule 3.1.  Each Acquired Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction (if any) being listed in Schedule 3.1, except as would not have a Target Company Material Adverse Effect.  Each Acquired Company has full power and authority to own and lease its properties and assets and conduct its business as now conducted.  Except for an Acquired Company’s ownership, directly or indirectly, of another Acquired Company, no Acquired Company holds any equity interest, directly or indirectly, of any other Person.  The Target Companies have provided to Buyer a true, correct and complete copy of the Organizational Documents of each Acquired Company.  No Acquired Company is in material violation of any provision of any of its Organizational Documents.

3.2Capitalization.  Schedule 3.2 lists, as of the Signing Date, (a) all authorized equity interests of each Acquired Company, (b) all issued and outstanding equity interests of each Acquired Company, and (c) the names of the holders of record and beneficial interests and the number of issued and outstanding equity interests of each Acquired Company held by each such holder.  Subject to changes to the capitalization of Larson SD and Larson Iowa required by the Restructuring, each Seller has good and valid title to the shares or membership units disclosed on Schedule 3.2 and Schedule 3.2 sets forth all shareholders and members of each Acquired Company as of the Signing Date.  All of the issued and outstanding equity interests of each Acquired Company are duly authorized, validly issued, fully paid and non‑assessable.  No equity interest of any Acquired Company was issued in violation of any Organizational Document of such Acquired Company, any Applicable Law or any pre‑emptive right (or other similar right) of any Person.  Except for restrictions imposed by securities laws applicable to securities generally and rights of Buyer created hereunder, a Target Company (individually or together with one or more Sellers as set forth on Schedule 3.2), directly or indirectly, has good and valid title to all outstanding shares of capital stock of the Company Subsidiaries, in each case free and clear of any Encumbrance.  Except for rights of Buyer created hereunder, none of the following exists as a result of any grant, award or other action by any Acquired Company:  (1) option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Acquired Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to any Acquired Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of any Acquired Company (other than as is contemplated under Section 9.14).

3.3Authority and Authorization; Conflicts; Consents.

(a)Authority and Authorization.  The execution, delivery and performance of this Agreement and each applicable Transaction Document by any Larson Party have been duly authorized and approved by all necessary action with respect to each such Larson Party, and each such authorization and approval remains in full force and effect.  This Agreement has been, and each of the Transaction Documents of each Larson Party will be at or prior to the Closing, duly and validly executed and delivered by each applicable Larson Party   and, assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each applicable Transaction Document of Buyer or any of its Affiliates, this Agreement is, and each Transaction Document of any Larson Party at Closing will be, the legal, valid and binding obligation of each applicable Larson Party , enforceable against each applicable Larson Party in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Each Larson Party   has all requisite power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by such Larson Party and to consummate the transactions contemplated herein and therein to be consummated by each such Larson Party.

(b)Conflicts.  None of the execution or delivery by any Larson Party of this Agreement or any Transaction Document, the consummation by any Larson Party of the transactions contemplated herein or therein, or compliance by any Larson Party with any of the provisions hereof or thereof does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Larson Party; (2) violate any Applicable Law, order or injunction with respect to any such Person; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any Acquired Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Acquired Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any material Contract or material Permit to which any Acquired Company is a party or by which any asset of any Acquired Company is bound or against any asset of any Acquired Company, except where such breach, violation, default, conflict or right described in clause (b)(2) or (b)(3) above has not had a Target Company Material Adverse Effect and will not materially and adversely affect any Larson Party’s ability to consummate the transactions contemplated herein.

(c)Consents.  No consent or approval by, notification to or filing with any Person is required with respect to any Target Company’s execution, delivery or performance of this Agreement or any Transaction Document of any Target Company or any Target Company’s consummation of the transactions contemplated herein or therein, in each case except (1) the filing of the articles of merger in accordance with the Restructuring, (2) as required by the HSR Act, (3) with respect to any Contract not required to be disclosed in the Target Company Disclosure Schedule to avoid a breach of Section 3.8, or (3) with respect to any item listed in Schedule 3.3(c).

3.4Financial Statements and Undisclosed Liabilities.

(a)Financial Statements Defined.  Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1)the (A) audited consolidated balance sheet of the Acquired Companies as of each of December 31, 2018 and December 31, 2019; (B) audited consolidated statements of income and cash flows of the Acquired Companies for the fiscal year ended on each of December 31, 2018 and December 31, 2019; and (C) notes to the foregoing and the reports thereon of the Acquired Companies’ independent auditors (collectively, the “Annual Financial Statements”); and

(2)the unaudited (A) consolidated balance sheet of the Acquired Companies as of September 30, 2020 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) consolidated income statement of the Acquired Companies for the nine‑fiscal‑month periods ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements).

(b)Financial Statements.  Except as listed in the notes to the Annual Financial Statements, the Financial Statements (1) were prepared in accordance with GAAP, (2) are consistent with the books and records of the Acquired Companies in all material respects and (3) present fairly, in all material respects, the assets, liabilities and financial condition of the Acquired Companies at their respective dates and the results of operations and cash flows of the Acquired Companies for the respective periods covered thereby, in each case except that the Interim Financial Statements are subject to normal year‑end adjustments consistent with the applicable Acquired Company’s past practices and do not have notes included therewith.  The Interim Financial Statements do not include any accrued liability for charitable contributions.

(c)Undisclosed Liabilities.  The Acquired Companies, taken as a whole, do not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with GAAP, except for liabilities, obligations or commitments (1) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Interim Balance Sheet (including in any note thereto) or that are or will be included in the calculations regarding the Transaction Consideration adjustment under Section 2.4, (2) under any Contract or under any Target Company Plan, (3) that have arisen in the Ordinary Course of Business of an Acquired Company since the Interim Balance Sheet Date (none of which will result from or relate to any breach of Contract, breach of warranty, tort, infringement or violation of Applicable Law), (4) under this Agreement or otherwise in connection with the transactions contemplated herein or (5) that are otherwise disclosed in this Agreement (including the Target Company Disclosure Schedule).

3.5Taxes.

(a)All Income Tax and all other material Tax Returns that were required to be filed by, on behalf of or with respect to any Acquired Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and were true, complete and accurate in all material respects, were prepared in compliance with Applicable Law.  All Income Taxes and all other material Taxes due and owing by or with respect to any Acquired Company with respect to any Pre‑Closing Tax Period (whether or not shown as due on any Tax Return)  were paid when due, or, in the case of Taxes not yet due, will be paid in full when due (if before Closing), except to the extent taken into account in determining Final Net Working Capital and Cash.  Each of the Acquired Companies has provided Buyer with complete copies of all Tax Returns filed by the Acquired Companies for the taxable years beginning after January 1, 2017.

(b)No written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not currently file a Tax Return that such Acquired Company is or may be subject to taxation by such jurisdiction.

(c)All Taxes that any Acquired Company is or was required to withhold in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other Person have been duly withheld or collected and have been paid, to the extent due and owing, to the proper Governmental Authority.

(d)On the Signing Date, there is no Tax Proceeding pending or, to any Acquired Company’s Knowledge, Threatened against or otherwise with respect to any Acquired Company. There are no requests for a ruling or determination in respect of any Tax pending between any Acquired Company and any Governmental Authority.

(e)No Acquired Company has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any material Tax, in each case, which period has not yet expired, other than extensions for filing Tax Returns automatically granted.

(f)No Acquired Company or any predecessor thereof has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Return, other than the group in which it is currently a member.  No Acquired Company has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than with respect to such group in which it is currently a member.  No Acquired Company or any predecessor thereof is liable for any Tax of any taxpayer other than an Acquired Company under Treasury Regulations section 1.1502‑6 (or any similar provision of any Applicable Law), as a transferee or successor, by Contract or otherwise, for any Taxable period beginning before the Closing Date, other than with respect to such group in which such Acquired Company is currently a member.

(g)No Acquired Company is a “distributing corporation” or a “controlled corporation” as such terms are defined under section 355 of the Code.

(h)No Acquired Company has entered into any “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4(b) or equivalent provision under state, local, or foreign law).

(i)Larson SD has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since January 1, 1987, except for any change in such status that will occur as a result of the Restructuring.  Larson Iowa has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since January 1, 1982, except for any change in such status that will occur as a result of the Restructuring.  Larson SD and Larson Iowa have each made valid elections to be Taxed in a comparable fashion under comparable state, local or non-U.S. Applicable Law, for the Taxable periods and in the Taxing jurisdictions listed in Schedule 3.5(i); except for any change in such status that will occur as a result of the Restructuring.

(j) AEI is (and has been for its entire existence) classified as a partnership for all U.S. federal and applicable state and local income Tax purposes and no election has been made (or is pending) to change such treatment.

(k)Comfort Bilt is classified as a partnership for all U.S. federal and applicable state and local income Tax purposes and no election has been made (or is pending) to change such treatment (except a result of the Restructuring).  Comfort Bilt will be classified as a “disregarded entity” within the meaning of section 301.7701-3(a) of the Treasury Regulations at the Closing.

(l)Schedule 3.5(l) lists each Acquired Company that is a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code, and each Acquired Company so listed has been such a qualified subchapter S subsidiary at all times since the corresponding date listed in Schedule 3.5(l), in each case except for any change in such status that occurs as a result of the Restructuring or Closing.

(m)Schedule 3.5(m) lists each Acquired Company that is a “disregarded entity” within the meaning of section 301.7701-3(a) of the Treasury Regulations, and each Acquired Company so listed has been such a disregarded entity at all times since the corresponding date listed in Schedule 3.5(m), in each case except for any change in such status that occurs as a result of the Closing.

(n)None of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.  None of the Acquired Companies is, or has been during the five year period preceding the date of this Agreement, a United States real property holding company as such term is defined in Section 897 of the Code (or the corresponding provisions of state, local, or foreign Tax law).

(o)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any of the Acquired Companies.

(p)No Acquired Company is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the transactions contemplated by this Agreement.  No Acquired Company has any obligation to “gross up” any person for excise taxes under Section 4999 of the Code.

3.6Litigation, Orders and Injunctions.  On the Signing Date, (a) there is no material Proceeding pending or, to any Acquired Company’s Knowledge, Threatened against any Acquired Company, and (b) no Acquired Company is specifically identified as a party that is subject to any material restriction or limitation on any of its operations under any order or injunction of any Governmental Authority.

3.7Compliance with Law.

(a)Except where the reason for which has been corrected and the remedy for which has been fully satisfied, (1) each Acquired Company is in compliance in all material respects with all Applicable Laws and (2) no written notice has been received by any Acquired Company since January 1, 2019 from any Governmental Authority alleging that any Acquired Company or any of their respective assets is not or was not in compliance in any material respect with any Applicable Law.

(b)The Acquired Companies currently have all material Permits required for the operation of their respective businesses as presently conducted and each of the Acquired Companies is in compliance with the terms of material Permits to which it is a party.  There is not now pending or Threatened any Proceeding by or before any Governmental Authority to revoke, cancel, rescind, modify, or refuse to renew any of such Permits.

3.8Contracts.

(a)Schedule 3.8(a) lists, as of Signing Date, the following Contracts to which any Acquired Company is a party or by which any of its assets is bound, other than Contracts that are listed as Retained Assets in Schedule 5.2(b)(4) (each a “Major Contract”) and, to the extent that a Major Contract is oral, such Schedule contains an accurate summary of the material terms thereof:

(1)each employment agreement (other than (A) any such employment agreement that is or on the Closing Date will be terminable at will by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof or (B) any agreement with any employee addressing non-disclosure of confidential information, assignment of Intellectual Property, non-solicitation or non-competition entered into in the Ordinary Course of Business of an Acquired Company);

(2)each covenant not to compete that restricts in any material respect the operation of the business of any Acquired Company;

(3)each operating lease (as lessor or lessee) of tangible personal property (other than any such lease that contemplates aggregate payments of less than $1,000,000 per year);

(4)each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any material Intellectual Property (other than any (A) license for Intellectual Property embedded in any equipment or fixture, (B) non-exclusive implied license of Intellectual Property, or (C) non‑exclusive license for the use of any commercially available off‑the‑shelf software);

(5)each Contract regarding any management service or consulting or other similar type of Contract (other than any such Contract that is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof);

(6)each Contract for the purchase by any Acquired Company of any supply, manufacturing, distribution, advertising or promotion of products or services (other than any such Contract that (A) is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof, (B) contemplates aggregate payments of less than $1,000,000 per year, or (C) is a purchase order executed in the Ordinary Course of Business of the Acquired Companies);

(7)each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any Acquired

Company (other than any (A) purchase money agreement, conditional sales contract, capital lease or other similar Contract evidencing any Encumbrance only on tangible personal property, under which there exists under such item aggregate future payments of less than $1,000,000 per year, (B) protective filing of any financing statement under the Uniform Commercial Code or (C) item creating or otherwise providing for any Encumbrance on real property that is shown on a title commitment or title insurance provided to Buyer);

(8)each Contract under which any Acquired Company is obligated to repay or has guaranteed any outstanding Indebtedness or remains obligated to lend to any other Person, other than another Acquired Company;

(9)each Contract under which any Acquired Company has advanced or loaned any other Person any amount that remains outstanding (other than any amount advanced or loaned to (A) another Acquired Company or (B) an employee of an Acquired Company);

(10)each outstanding power of attorney with respect to any Acquired Company (other than those entered into in its Ordinary Course of Business in connection with any Intellectual Property or Tax matter);

(11)each Real Property Lease;

(12)each partnership, joint venture or similar Contract;

(13)each Contract, other than any Contract of a nature described in clause (a)(1) or (a)(5) above, with (A) any Seller or Affiliate of a Target Company, other than another Acquired Company, or (B) any officer or director of any Acquired Company;

(14)each Contract for the sale of any product or service offered by any Acquired Company (other than any such Contract that (A) is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to products or services ordered before the termination thereof, (B) contemplates aggregate payments less than $1,000,000 per year, or (C) is a purchase order executed in the Ordinary Course of Business of the Acquired Companies); or

(15)each Contract containing any form of most favored pricing provision in favor of any customer of any Acquired Company.

(b)The Target Companies have provided to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate summary of the material terms thereof).  With respect to each Major Contract: (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Acquired Company that is a party thereto or whose assets are bound thereby and, to any Acquired Company’s Knowledge, against each other party thereto, (2) such Acquired Company is not and, to any Acquired Company’s Knowledge, no other party thereto is in material breach of or material default under such Major Contract and no party thereto has given to any other party thereto written notice alleging that such a breach or default occurred, and (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material default of, or permit any early termination, modification, acceleration or cancellation of, such Major Contract.

Notwithstanding the foregoing, without limiting any terms or provisions therein, any Contracts entered into on the date hereof in connection with the transactions contemplated hereby among (i) any Acquired Company, (ii) one or more Sellers and (iii) Buyer or any of its Affiliates, shall be excluded from the scope of the representations and warranties contained in this Section 3.8.

3.9Certain Assets.  Each Acquired Company has good title to, or a valid leasehold interest in or valid license for, each material tangible asset that is personal property used by it in the operation of its business or shown on the Interim Balance Sheet, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date.

3.10Real Property.

(a)Schedule 3.10(a) sets forth (by street address) a true, complete and correct list of (1) all real property that is owned in fee by any Acquired Company (each “Owned Real Property”); and (2) all real property that is leased or occupied by any Acquired Company (each being “Leased Real Property,” and any Contract governing such lease or occupancy being a “Real Property Lease”).  The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”

(b)All of the land, buildings, structures and other improvements used by any Acquired Company in the conduct of the Business are included in the Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Owned Real Property or Leased Real Property.

(c)No Acquired Company is in material breach under any Real Property Lease and, to any Acquired Company’s Knowledge, no other party is in material breach thereof. The Target Companies have provided to Buyer a true, correct and complete copy of each Real Property Lease.

(d)To each Acquired Company’s Knowledge, there are no pending or Threatened condemnation or eminent domain actions affecting the Real Property.

(e)No Acquired Company has received any written notice alleging that it lacks or is in violation of any material Permits required for the use and operation of any Real Property.

(f)To any Acquired Company’s Knowledge, there are (1) no uncured material violation of any Applicable Law affecting any Real Property or portion thereof, or (2) no existing, pending or Threatened material zoning, building code or moratorium proceedings that could reasonably be expected to materially and adversely affect the ability to operate any Real Property.

(g)The Target Companies have provided to Buyer true, correct and complete copies of all ALTA land title surveys and all title insurance commitments and policies issued to any Acquired Company and covering the Owned Real Property that on the Signing Date are in any Acquired Company’s possession or control.

3.11Environmental Matters.

(a)The Target Companies have provided to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments with respect to any of the Real Property that on the Signing Date are in any Acquired Company’s possession or control.

(b)One or more of the Acquired Companies has obtained all material Permits that are required under any Environmental Law, except for any failure to do so that has not had a Target Company Material Adverse Effect.  To any Acquired Company’s Knowledge, each Acquired Company is in compliance with all Environmental Laws and the terms and conditions of all material Permits issued pursuant to any Environmental Law.

(c)There is no Environmental Claim pending or, to any Acquired Company’s Knowledge, Threatened as of the Signing Date against any Acquired Company that, if decided adversely to such Acquired Company, would have a Target Company Material Adverse Effect and none of the Acquired Companies is named in any CERCLA (Superfund) action.

(d)To any Acquired Company’s Knowledge, no Acquired Company has released any Hazardous Substance into the environment on or from any of the Real Property in such form or amount so as to require remediation by any of the Acquired Companies under applicable Environmental Law, except for any such releases that would not have a Target Company Material Adverse Effect.

3.12Intellectual Property.

(a)Schedule 3.12(a) lists all Intellectual Property owned by an Acquired Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

(b)Each Acquired Company, as applicable, owns (free and clear of all Encumbrances, other than any Permitted Encumbrance) all of the Intellectual Property so listed on Schedule 3.12(a) and all other Intellectual Property purported to be owned by such Acquired Company.  Each Acquired Company also has the right to use, either through its ownership or pursuant to a license or other contractual right all Intellectual Property used in its business. To any Acquired Company’s Knowledge, (i) all of the Intellectual Property owned by an Acquired Company listed on Schedule 3.12(a) is valid and enforceable; and (ii) each item of Intellectual Property owned or used by any Acquired Company immediately prior to the Closing Date will continue to be available for use by the applicable Acquired Company or Buyer on substantially similar terms and conditions immediately subsequent the Closing Date.

(c)In the past 12 months, no Acquired Company has received written notice that any such registered Intellectual Property listed on Schedule 3.12(a) owned by any Acquired Company has been declared unenforceable or otherwise invalid by any Governmental Authority and, to the Acquired Company’s Knowledge, there is no reasonable basis for any such declaration.

(d)Except for any claim, dispute or challenge that was subsequently resolved, no Acquired Company has received any written charge, complaint, claim, demand or notice in the past 12 months, alleging that any use, sale or offer to sell any good or service of any Acquired Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person.

(e)To any Acquired Company’s Knowledge, (i) no Acquired Company is infringing upon, misappropriating or violating the Intellectual Property of any other Person in any material respect, and (ii) no other Person is infringing upon, misappropriating or violating the Intellectual Property owned by any Acquired Company in any material respect.

(f)Each Acquired Company has used commercially reasonable efforts to maintain its material trade secrets in confidence, including using commercially reasonable efforts to enter into licenses and contracts which require employees, licensees, contractors and all other third persons with access to such trade secrets to keep such trade secrets confidential.

(g) There are no material licenses, agreements or other payment obligations relating to the Intellectual Property used in the business of the Acquired Companies other than as disclosed in the Target Company Disclosure Schedules. To the Knowledge of the Acquired Companies, all such material licenses, agreements and payment obligation are valid and enforceable and have no outstanding threatened claims against them except to the extent disclosed in the Target Company Disclosure Schedules.

3.13Insurance.  Schedule 3.13 lists each insurance policy in force on the Signing Date that is maintained by or covers any Acquired Company, any Real Property or any material aspect of the Business, other than for any Target Company Plan.  The Target Companies have provided to Buyer a true, correct and complete copy of each such insurance policy.

3.14Absence of Certain Events.

(a)Since the Interim Balance Sheet Date, there has not been any Event that has had a Target Company Material Adverse Effect.

(b)Except as otherwise expressly contemplated herein, since the Interim Balance Sheet Date to the Signing Date, no Acquired Company has done any of the following:

(1)(A) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of an Acquired Company or right (including any option, warrant, put, call, subscription, equity appreciation or commitment) to any such equity interest or other security (other than as may arise by the terms of this Agreement), (B) split, combined, recapitalized or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure, (C) purchased, redeemed or otherwise acquired any equity interest or any other security of such Acquired Company or of any other Acquired Company or any right, warrant or option to acquire any such equity interest or other security or (D) other than dividends payable solely in cash, declared, set aside, paid or made any dividend or other distribution payable in equity or property;

(2)(A) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, whether tangible or intangible, (B) failed to preserve and maintain all of the Real Property in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted, (C) demolished or erected any structure on any of the Real Property, (D) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and other than capital expenditures that do not exceed $1,000,000 (individually or in the aggregate)), entered into a new lease for any real property from any other Person or entered into a new lease for any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business, (E) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (F) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3)granted or had come into existence any material Encumbrance on any asset, other than (A) with respect to a Major Contract listed in Schedule 3.8(a) (or a Contract not required to be disclosed in Schedule 3.8(a) to avoid a breach of Section 3.8), (B) any Permitted Encumbrance or (3) in its Ordinary Course of Business;

(4)(A) became a guarantor with respect to, assumed or otherwise became obligated for any obligation of any other Person, other than any other Acquired Company or warranties, guarantees or indemnity obligations entered into or provided to customers in its Ordinary Course of Business, or (B) agreed to maintain the financial condition of any other Person, other than any other Acquired Company;

(5)incurred any Indebtedness for borrowed money (other than Indebtedness (A) to any other Acquired Company or (B) incurred under the Acquired Companies’ revolving credit facility in the Ordinary Course of Business of the Acquired Companies; and, for the avoidance of doubt, the need to have or put in place, or collateralize, any letter of credit is not itself considered Indebtedness for borrowed money under this clause) that will not be satisfied at or before Closing or made any loan, advance or capital contribution to any other Person (other than any loan, advance or capital contribution to another Acquired Company or loan or advance to an employee of an Acquired Company, in each case in the Ordinary Course of Business of such Acquired Company);

(6)failed to prepare and timely file all Tax Returns with respect to such Acquired Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to such Acquired Company (taking into account any proper extension);

(7)made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment relating to any Acquired Company, surrendered any right to claim a refund of Taxes, incurred any liability for Taxes outside the ordinary course of business, failed to pay any Tax that becomes due and payable (including any estimated Tax payments), prepared or file any Tax Return in a manner inconsistent with past practice, taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, or adopted or changed any Tax accounting method;

(8)(A) adopted or changed any material accounting method or principle used by such Acquired Company, except as required under GAAP or the Code or (B) changed any annual accounting period;

(9)except for changes in its Ordinary Course of Business, as required by Applicable Law or as accrued for by the Acquired Companies in the Financial Statements, (A) adopted, entered into, amended or terminated any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, or (B) entered into or amended any collective bargaining agreement;

(10)amended or changed, or authorized any amendment or change to, any of its Organizational Documents; or

(11)committed or agreed to do any of the foregoing.

3.15Employee Benefits.

(a)Plans.  Schedule 3.15(a) lists all Target Company Plans.

(b)Disclosure.  To the extent applicable with respect to each Target Company Plan, complete copies of the most recent documents described below have been delivered to Buyer: (1) IRS determination letter; (2) Form 5500 and attachments; (3) all plan documents and amendments; and (4) summary plan descriptions and any summaries of material modifications.

(c)Compliance with Applicable Law.  Each Target Company Plan complies with and has been administered and maintained in material compliance with its terms and Applicable Law.  With respect to each Target Company Plan, no non-exempt prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) have occurred. Each Target Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all material respects with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and any IRS guidance issued thereunder.  No Target Company has any obligation to “gross-up” any taxes under Section 409A of the Code.

(d)Claims/Liability.  Other than routine claims for benefits, no Target Company Plan is subject to any pending or threatened action, investigation, examination, claim or any other proceeding initiated by any Governmental Authority or other Person, and to the Knowledge of any Acquired Company, no facts exist that would give rise thereto.

(e)Qualified Retirement Plans.  Each Target Company Plan that is intended to be qualified under section 401 of the Code has received a favorable determination, opinion, or advisory letter from the IRS on its qualified status, and each trust related to such Target Company Plans intended to be qualified under section 501 of the Code is in fact qualified, and no event has occurred to the Knowledge of any Acquired Company to cause the loss of such Target Company Plans’ or trusts’ qualification.

(f)Title IV and Multiemployer Plans. Within the past six (6) years, no Acquired Company, nor any ERISA Affiliate, sponsors, contributes to, or had any obligation to maintain or contribute to (a)any Title IV Plan (any Plan subject to Title IV of ERISA) or (b) any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)).

(g)Retiree Welfare.  Except as disclosed in the Target Company Disclosure Schedules, no Target Company has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees of Acquired Companies, other than as is required by COBRA or similar provision of applicable state law.

(h)No Triggering of Obligations.  The consummation of the transactions contemplated by this Agreement will not entitle any current or former Acquired Company employee to severance pay or a change in control payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Acquired Company employee.

3.16Employees and Labor Relations.

(a)With respect to each Acquired Company:  (1) there is no collective bargaining agreement or relationship with any labor organization; (2) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (3) to any Acquired Company’s Knowledge, no union organizing or decertification effort exists or has occurred since January 1, 2019 or, to any Acquired Company’s Knowledge, is Threatened; and (4) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2019 or, to any Acquired Company’s Knowledge, is Threatened.

(b)To any Acquired Company’s Knowledge, each Acquired Company is in compliance in all material respects with all Applicable Laws related to employment, including with respect to wages or salary, overtime pay, working conditions, and equal employment opportunity.

(c)To any Acquired Company’s Knowledge, no claim has been made that remains outstanding for breach of any contract of employment or for services; nor are the Acquired Companies aware that any such claim has been threatened or is pending.

(d)Throughout the past three years, no Acquired Company has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(e)A list of all employees to whom any Acquired Company has made any loan or advance, which includes the amount of each such loan or advance and the date on which it was made, together with the terms of such loans (including maximum borrowings and minimum monthly payments), is set forth on Schedule 3.16(e).

3.17Brokers.  No Acquired Company has any obligation to any broker, finder or similar intermediary in connection with the transactions contemplated by this Agreement that would cause Buyer or any Acquired Company to become obligated for payment of any commission, fee or expense with respect to such transactions, except for Etkin & Company, Incorporated (and all such amounts, to the extent unpaid as of Closing, shall be a Transaction Expense).

3.18Related Party Transactions.  Except as set forth in Schedule 3.18, none of the Acquired Companies is a party to any agreement or transaction with any of the Sellers other than agreements or transactions with respect to amounts owed to the Acquired Companies as disclosed in Schedule 3.16(e) or in connection with their employment relationship or board membership (or similar capacity) with the Acquired Companies.

3.19Certain Exclusivity.  Notwithstanding any other term of this Agreement, all of the representations and warranties of the Target Companies in this Agreement that relate to any (a) Tax are only contained in Section 3.5, 3.14(b)(6) or 3.14(b)(7), (b) Environmental Law are only contained in Section 3.11, (c) physical condition of any tangible asset are only contained in Section 3.9, 3.10 or 3.11, or (d) Target Company Plan or other employee benefit matter (including under or relating to ERISA) are only contained in Section 3.14(b)(9), 3.15 or 3.16, in each case which, for the avoidance of doubt, are qualified by any applicable item in the Target Company Disclosure Schedule, and in each case notwithstanding any other representation or warranty in this Agreement that, in the absence of this Section, may otherwise appear to apply to any of the foregoing.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrant to the Target Companies as follows in this Article 4:

4.1Organization and Good Standing.  Buyer is a duly incorporated and validly existing corporation in good standing under the laws of Delaware.  Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification.  Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted.  Buyer is not in material violation of any provision of any of its Organizational Documents.

4.2Authority and Authorization; Conflicts; Consents.

(a)Authority and Authorization.  The execution, delivery and performance of this Agreement and each applicable Transaction Document by Buyer or any of its Affiliates have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate of Buyer, and each such authorization and approval remains in full force and effect.  This Agreement has been, and each of the Transaction Documents of Buyer will be at or prior to the Closing, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Larson Party of this Agreement and each applicable Transaction Document of each Target Company, this Agreement is, and each Transaction Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such Affiliate of Buyer, enforceable against Buyer and each such Affiliate of Buyer in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Buyer and each such Affiliate of Buyer has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by Buyer or such Affiliate of Buyer and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such Affiliate of Buyer.

(b)Conflicts.  None of the execution or delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Transaction Document, the consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein, or compliance by Buyer with any of the provisions hereof or thereof does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of such Person; (2) violate any Applicable Law, order or injunction with respect to any such Person; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any

Seller or any Acquired Company, except where such breach, violation, default, conflict or right described in clause (b)(2) or (b)(3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c)Consents.  No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Transaction Document of Buyer or any Affiliate of Buyer or Buyer’s or any such Affiliate’s consummation of the transactions contemplated herein or therein, except (1) as required by the HSR Act, or (2) for any consents, approvals, notices or filings, the absence of which, individually or in the aggregate, will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or therein.

4.3Litigation, Orders and Injunctions.  There is no material Proceeding pending or, to Buyer’s Knowledge, Threatened against Buyer or any of its subsidiaries or their assets, and none of Buyer or any of its subsidiaries is a party or subject to any material restriction or limitation on any of its operations under any order or injunction of any Governmental Authority, except, in each case, as would not adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.4Availability of Funds.  Buyer has available cash or existing available borrowing capacity under committed borrowing facilities on the Signing Date, and Buyer will have available cash at Closing, in each case that is sufficient to enable Buyer to consummate the transactions contemplated herein.  Buyer’s obligations hereunder are not contingent upon procuring any financing.

4.5Buyer’s Independent Investigation.  Buyer represents, warrants and acknowledges that (i) it and its representatives have undertaken an independent investigation, examination, analysis and verification of each Acquired Company and the Business and the assets, liabilities, operations, financial results and prospects of each Acquired Company, including Buyer’s own estimate of the value of the Acquired Companies (ii) it has had the opportunity to ask questions of, and has received sufficient answers from, the Acquired Companies, the Sellers and their respective representatives, with respect to the Business and the assets, liabilities, operations, financial results, and prospects of each Acquired Company, (iii) all materials and information requested by Buyer have been provided to Buyer to their reasonable satisfaction, and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of each Acquired Company) as each of them deems adequate.  Buyer has not relied upon, and each expressly waives and releases the Sellers (including for any payment out of the Post-Closing Adjustment Escrow Amount) from any liability for any rights, claims or cause of action relating to or arising from, the accuracy, completeness or materiality of any representation, warranty, statement, advice, document, projection, data, information or other materials (written or oral) of any type provided, furnished or made available by or on behalf of the Sellers, any Acquired Company, or their Affiliates or any of their representatives, except for those representations and warranties expressly set forth in Article 3.  In connection with such investigation, Buyer and their representatives have received from or on behalf of the Sellers or the Acquired Companies certain estimates, budgets, forecasts, plans and financial projections (“Forward‑Looking Statements”), and Buyer acknowledges that (x) there are uncertainties inherent in making Forward‑Looking Statements, (y) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward‑Looking Statements, and (z) except for those representations and warranties expressly set forth in Article 3, none of the Sellers, the Acquired Companies, or any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Buyer or any other Person resulting from, the distribution to Buyer or their use of, Forward‑Looking Statements.

4.6Brokers.  Buyer does not have any obligation to any broker, finder or similar intermediary regarding the sale and purchase of the Larson SD Units, Larson Iowa Units, Comfort Bilt Units, or AEI Units hereunder that would cause any Seller to become obligated for payment of any fee or expense with respect to such transactions.

ARTICLE 5 - CERTAIN COVENANTS

5.1Certain Actions to Close Transactions.  Subject to the terms of this Agreement, each Party (other than the Sellers’ Representative) will use its reasonable best efforts (except, where this Agreement specifically identifies a different efforts standard, such other standard shall apply) to promptly fulfill, and to cause to be promptly satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.  Subject to Section 5.1(a), in no event will “reasonable best efforts” be deemed to require the payment of any cash or other consideration or any other material concession by Buyer or any Acquired Company.  Without limiting the generality of the foregoing, the following will apply:

(a)HSR Act.   With respect to the transactions contemplated herein, each applicable Party (other than Sellers’ Representative) will (or will cause its applicable Affiliate to), within five Business Days after the Signing Date (or sooner, to the extent required by Applicable Law), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required notification and report form pursuant to the HSR Act and related requirements.  Buyer will pay when due all filing and submission fees under the HSR Act.  Each applicable Party (other than Sellers’ Representative) will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under Applicable Laws.  Each applicable Party (other than Sellers’ Representative) will keep the other Parties reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its best efforts to (and, if applicable, cause its appropriate Affiliate to) promptly comply with any such inquiry or request, including by submitting or otherwise providing any supplemental information requested, and to defend against any action of the FTC, DOJ or any other Governmental Authority that attempts to enjoin or otherwise hinder the consummation of the transactions contemplated hereby. Each applicable Party (other than Sellers’ Representative) will (and, if applicable, will cause its appropriate Affiliate to) use its best efforts to cause the expiration of the waiting period required under the HSR Act, including by requesting and pursuing early termination of such waiting period. For purposes of this Section 5.1(a), the “best efforts” of Buyer shall include promptly (i) opposing any motion or action for a temporary, preliminary or permanent injunction against the consummation of the transactions contemplated hereby, and (ii) proposing, negotiating, offering to commit and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses or assets of Buyer or, effective as of the Closing, any Acquired Company, or otherwise offering to take or committing to take any action which Buyer is capable of taking and, if the offer is accepted, taking or committing to take such action that limits Buyer’s freedom of action with respect to, or its ability to retain, any businesses or assets of Buyer or any Acquired Company, in order to avoid the entry of, to seek to have lifted or to effect the dissolution of any judgment (including any temporary restraining order) or injunction in any Proceeding, which would have the effect of preventing or delaying the Closing beyond the Outside Date.

(b)Buyer’s Financing.  From the Signing Date through Closing, at Buyer’s expense, each Target Company will, and will cause each other Acquired Company to, cooperate with Buyer and Buyer’s potential financing sources in connection with Buyer’s efforts to obtain the financing it desires in connection with the transactions contemplated herein.

5.2Pre-Closing Conduct of Business.

(a)Certain Required Actions.  Except as expressly contemplated herein (including in Section 5.2(b)) or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), from the execution and delivery of this Agreement through Closing, each Target Company will, and will cause each other Acquired Company to, conduct its business in its Ordinary Course of Business, except that each Target Company will not, and will not permit any Company Subsidiary to, do any of the following:

(1)(A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of an Acquired Company or any security convertible or exchangeable into any equity interest or other security of an Acquired Company, or any right (including any option, warrant, put, call, subscription, stock appreciation or commitment) of any kind with respect to any such equity interest or other security, (B) split, combine, recapitalize or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (C) purchase, redeem or otherwise acquire any equity interest or any other security of such Acquired Company or of any other Acquired Company or any right, warrant or option to acquire any such equity interest or other security;

(2)(A) except for sales of inventory in its Ordinary Course of Business, make any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (B) fail to preserve and maintain all of the Real Property in substantially the same condition as existed on the Signing Date, ordinary wear and tear excepted, (C) make any capital expenditure or purchase or otherwise acquire any material asset (other than purchases of inventory in its Ordinary Course of Business and other than capital expenditures that do not exceed by more than $3,000,000 (individually or in the aggregate)), enter into a new lease for any real property from any other Person or enter into a lease for any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business, (D) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (E) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3)grant or have come into existence any material Encumbrance on any asset, other than (A) with respect to a Major Contract listed in Schedule 3.8(a) (or a Contract not required to be disclosed in Schedule 3.8(a) to avoid a breach of Section 3.8), (B) any Permitted Encumbrance or (C) in its Ordinary Course of Business;

(4)(A) become a guarantor with respect to, assume or otherwise become obligated for any obligation of any other Person for borrowed money, other than any Acquired Company or warranties, guarantees or indemnity obligations entered into or provided to customers in its Ordinary Course of Business, or (B) agree to maintain the financial condition of any other Person, other than any other Acquired Company;

(5)incur any Indebtedness for borrowed money (other than Indebtedness (A) to any other Acquired Company or (B) incurred under the Acquired Companies’ revolving credit facility in the Ordinary Course of Business of the Acquired Companies; and, for the avoidance of doubt, the need to have or put in place, or collateralize, any letter of credit is not itself considered Indebtedness for borrowed money under this clause) that will not be satisfied at or before Closing or make any loan, advance or capital contribution to any other Person (other than any (X) loan, advance or capital contribution to another Acquired Company or (Y) loan or advance to an employee of an Acquired Company, in each case in the Ordinary Course of Business of such Acquired Company);

(6)except in its Ordinary Course of Business, enter into any Contract which would have been a Major Contract if in effect as of the Signing Date, or amend or terminate in any respect that is material and adverse to any Acquired Company any such Contract or any Major Contract;

(7)fail to prepare and timely file all material Tax Returns with respect to any Acquired Company required to be filed during such period or, fail to timely withhold and remit any material Taxes with respect to any Acquired Company (taking into account any proper extension);

(8)(A) adopt or change any material accounting method or principle used by any Acquired Company, except as required under GAAP or the Code or (B) change any annual accounting period;

(9)except for changes in its Ordinary Course of Business or as required by Applicable Law, (A) adopt, enter into, amend or terminate any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan, or (B) enter into or amend any collective bargaining agreement;

(10)amend or change, or authorize any amendment or change to, any of its Organizational Documents; or

(11)commit or agree to do any of the foregoing.

(b)Certain Permitted Actions.  Notwithstanding Section 5.2(a) and 5.2(b), (i) nothing in this Section 5.2 requires that any Acquired Company make any capital expenditure and (ii) this Agreement will not prevent or otherwise restrict any Acquired Company from doing any of the following:

(1)making any dividend or other distribution of cash, cash equivalents or marketable securities, including any sweep of cash from any account at any time before Closing;

(2)transferring title to the items listed on Schedule 5.2(b)(2) to one or more Sellers and facilitating the removal of such items from the Real Property by such Sellers;

(3)taking or refraining from any action, to the extent expressly required by the terms of this Agreement;

(4)distributing the assets set forth on Schedule 5.2(b)(4) to Larson SD Holdings (the “Retained Assets”);

(5)paying prior to Closing any transaction bonus to any current or former employee out of the Cash of such Acquired Company;

(6)taking any action described on Schedule 5.2(b)(6); or

(7) undergoing the Restructuring (and any related ordinary course action in connection with the Restructuring).

5.3Further Assurances.  If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as another Party reasonably requests to carry out such purpose.  The foregoing will be at the expense of such requesting Party, except to the extent this Agreement otherwise allocates such expense to any other Person.

5.4Access to Information.

(a)Pre-Closing Access for Buyer.  From the Signing Date through Closing, subject to the Confidentiality Letter and the Acquired Companies’ reasonable confidentiality precautions, including those based on the confidential nature of this Agreement and the transactions contemplated herein, each Target Company will permit (and will cause the Company Subsidiaries to permit) Buyer and Buyer’s representatives to have reasonable access during normal business hours and upon reasonable notice from Buyer, to the facilities, books and records of each Acquired Company for the opportunity to prepare for Closing and identify actions that will be necessary or desirable to transition ownership of the Acquired Companies to Buyer.  Buyer and Buyer’s representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of any Acquired Company.

(b)Post-Closing Access for Sellers. Throughout the seven-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from any Seller:  (1) cause such Seller and such Seller’s representatives (including Sellers’ Representative) to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of each Acquired Company and its applicable Affiliates, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (A) defend or pursue any Proceeding (including any Proceeding constituting a Retained Asset or related to or arising from any Retained Asset), (B) prepare or audit financial statements, (C) prepare or file Tax Returns, or (D) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) permit any Seller and such Seller’s representatives to make copies of such books and records for the foregoing purposes, at such Seller’s expense.

5.5Confidentiality and Publicity.

(a)Confidentiality Agreement.  Subject to the other terms of this Section 5.5, the confidentiality letter, dated September 8, 2020, between Fortune Brands Home & Security, Inc., a Delaware corporation and Etkin & Company, Incorporated, for the benefit of the Acquired Companies (the “Confidentiality Letter”), will remain in full force and effect pursuant to its terms until the conclusion of Closing, at which time the Confidentiality Letter automatically will be terminated (and, to the extent that such Confidentiality Letter otherwise would have terminated upon execution hereof by Buyer, such Confidentiality Letter is hereby amended to so that the restrictions on disclosure and use of Confidential Information (as defined therein) thereunder terminate upon the earlier of Closing or two years from the date of the Confidentiality Letter).

(b)Publicity.  Except as stated in this Section 5.5(b), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each Party (which, after Closing, will not be unreasonably withheld or delayed).  Each Party (other than Sellers’ Representative) will cooperate with each other (to the extent requested) in issuing, promptly after the Signing Date, a joint press release with mutually agreed upon text that announces the transactions contemplated herein generally. Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the transactions contemplated hereby, Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as Sellers’ Representative in connection with the transactions contemplated hereby as long as such announcement does not disclose any of the other terms of the transactions contemplated herein.

(c)Certain Permitted Disclosures.  Notwithstanding the foregoing, nothing in this Section 5.5 or the Confidentiality Letter will prevent any of the following at any time:

(1)a Party or any of its Affiliates communicating to its direct or indirect equityholders, members or partners (as applicable) regarding the transactions contemplated herein in general terms, other than stockholders of any publicly held corporation (which is the subject of other terms herein);

(2)a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or, notwithstanding clause (c)(1) above, Tax Returns, (B) to the extent reasonably necessary to enforce or comply with this Agreement or (C) to the extent required to comply with the US securities laws or any other legal requirements of regulations ;

(3)a Party or any of its Affiliates or representatives communicating with any third party to the extent necessary to consummate any of the transactions contemplated by the express terms hereof;

(4)communications reasonably necessary to implement the Restructuring; or

(5)a Party making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) paid legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services, respectively, for such Party (or such Affiliate) or (B) any lender or investor or prospective lender or investor of such Party (or such Affiliate) to the extent reasonably required as part of such lending or investing relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this clause (c)(6) to keep confidential and not disclose to any other Person any information in such statement or disclosure.

5.6Employee Matters.

(a)Compensation.  Until December 31, 2022 (the “Continuation Period”), Buyer shall, or shall cause the each Acquired Company or any of their respective Affiliates to, provide to each individual who, immediately prior to the Closing is an employee of an Acquired Company, including any individual on short-term or long-term disability leave immediately prior to the Closing (i) at least the same salary or hourly wage rate provided to such employee immediately prior to the Closing, (ii) at least the same short-term (annual or more frequent) bonus or commission opportunity provided to such employee immediately prior to the Closing and (iii) other compensation and benefits (excluding equity and equity-based awards, which will remain discretionary) that are no less favorable in the aggregate as those provided to such employee under the compensation and benefit plans, programs, policies, agreements and arrangements of the Acquired Companies in effect immediately prior to the Closing (subsections (a)(i), (a)(ii), and (a)(iii) being collectively referred to as “Comparable Benefits”).  Buyer shall maintain full discretion as to whether to provide such Comparable Benefits under Target Company Plans or plans or arrangements of the Buyer or its affiliates.  Notwithstanding anything to the contrary set forth herein, after the Closing, nothing herein shall preclude any Acquired Company from terminating the employment of any employee for any lawful reason; provided that Comparable Benefits shall not be provided following termination of employment except to the extent required by COBRA .  All severance and change in control benefits to be provided for eligible employees terminated after the Closing but during the Continuation Period shall be as provided according to the terms of the Fortune Brands Home & Security, Inc. United States Severance Plan to be effective immediately after the Closing.

(b)Continuation of Benefits.  For all purposes under any Buyer Plan, each Acquired Company employee shall receive full credit for such employee’s years of service with the Acquired Companies before the Closing (including predecessor or acquired entities or any other entities for which any Acquired Company has given credit for prior service), but only to the extent such credit would not result in a duplication of accrual of benefits.  In addition, where applicable, and without limiting the generality of the foregoing:  (i) each employee of any Acquired Company as of the Closing shall not be subject to any waiting periods of any Buyer Plan to the extent such waiting time was satisfied under a similar or comparable Target Company Plan in which such employee participated immediately before the Closing (such comparable Target Company Plans, collectively, the “Old Plans”), (ii) Buyer shall cause all pre-existing condition exclusions or limitations, evidence of insurability and actively-at-work requirements of each Buyer Plan to be waived or satisfied for each employee of any Acquired Company and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Closing and (iii) Buyer shall cause all eligible expenses incurred by each employee of any Acquired Company and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year; in each case if and to the extent Buyer determines it will provide such benefits under Buyer Plans rather than Target Company

Plans, as permitted by Section 5.6(a).  Nothing herein shall require eligibility for any particular Buyer Plan, including any defined benefit pension plan or retiree medical plan.

(c)401(k) Transition.  To the extent that employees of the Acquired Companies are eligible for a Buyer Plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, Buyer or its Affiliates shall cause such Buyer Plan to allow each employee of the Acquired Companies to make a “direct rollover” to such Buyer Plan of such employee’s account balance (including promissory notes evidencing any outstanding loans) in any Target Company Plan.

(d)Community.  During the Continuation Period, Buyer will cause the headquarters for the Acquired Companies’ Business to remain at all times at the current Brookings, South Dakota headquarters.

(e)No Amendment of Benefits nor Third Party Beneficiary.  No provision of this Section 5.6 shall create any third-party beneficiary rights in any Person, including employees or former employees (including any beneficiary or dependent thereof) of an Acquired Company, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Section 5.6, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan.  Further, nothing herein shall, or shall be deemed, to amend any Plans.

(f)Certain Bonuses. Buyer and each Target Company shall cause the applicable Acquired Company to pay to each employee of an Acquired Company described on Exhibit 5.6(f) a bonus based on the description for such employee set forth on Exhibit 5.6(f) in the amount calculated in accordance with Exhibit 5.6(f) (the “Scheduled 2020 Bonuses”), during the period of time set forth on Exhibit 5.6(f).

5.7Exculpation and Indemnification of Directors and Officers. Throughout the six‑year period after the Closing Date, Buyer will prevent the amendment, repeal or modification of any provision in any Organizational Document of any Acquired Company relating to exculpation or indemnification for acts or omissions occurring on or before the Closing Date of its officers, directors and managers holding office before the Closing (except to the extent required by Applicable Law), it being the intent of the Parties that such officers, directors and managers will continue to be entitled to such exculpation and indemnification for such acts or omissions to the greatest extent permitted under Applicable Law.  Prior to the Closing Date, each Target Company shall obtain, at the expense of Buyer, “tail” policies in respect of existing policies of directors’ and officers’ liability insurance maintained by such Target Company, for a period of six years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing for all Persons who were officers, directors or managers of any Acquired Company on or prior to the Closing.  Buyer’s obligations under this Section 5.7 will not be terminated or modified in a manner that adversely affects any Person to whom this Section 5.7 relates with respect to acts or omissions occurring on or before the Closing Date without the consent of such affected Person (it being expressly agreed that each such Person to whom this Section 5.7 relates will be a third-party beneficiary of this Section 5.7).

5.8Certain Tax Matters.

(a)Pre-Closing Tax Period Taxes.  A tax representative appointed by the Sellers (the “Tax Representative”) will prepare or cause to be prepared, at Sellers’ expense, and file or cause to be filed all Income Tax Returns for each Acquired Company for all periods ending on or prior to the Closing Date and which are due after the Closing Date.  All Tax Returns prepared pursuant to this Section 5.8(a) will be prepared in accordance with past practices of the Acquired Companies to the extent consistent with Applicable Law (except that the Transaction Deductions will be utilized to the maximum extent possible under Applicable Law). The Tax Representative will submit any such Income Tax Return to the Buyer no less than thirty (30) days prior to filing for review and comment by the Buyer.

(b)Pre-Closing Tax Period Taxes for LMC.  As a result of the transactions described herein, LMC’s Tax year will close at the end of the day on the Closing Date (“2020 Short-Period Tax Year”) and LMC will join the consolidated group of Fortune Brands Home & Security, Inc., the parent company of the Buyer, on the day after the Closing Date. The Tax Representative, at Sellers’ expense, will prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for LMC for all periods ending on or prior to the Closing Date, including but not limited to the 2020 Short-Period Tax Year, and which are due after the Closing Date and will pay all Taxes shown as due and payable on such Income Tax Returns.  All Tax Returns prepared pursuant to this Section 5.8(b) will be prepared in accordance with past practices of the Acquired Companies to the extent consistent with Applicable Law.  The Tax Representative will submit any such Income Tax Return to the Buyer no less than thirty (30) days prior to filing for review and comment by the Buyer.

(c)Preparation of Tax Returns.  With respect to the preparation of Tax Returns, Buyer, each Acquired Company and Sellers’ Representative agree that (1) all Transaction Deductions will be treated as properly allocable to the taxable period or portion thereof ending on or before the Closing Date and will be included as deductions on the Tax Returns of the relevant Acquired Company for such period to the maximum extent permitted by Applicable Law, (2) the Tax Representative, in consultation with Buyer, will determine the amount of Transaction Deductions and (3) the Acquired Companies’ past practices will be considered not to preclude the deduction of the Transaction Deductions.  The Transaction Deductions will be computed consistent with the safe harbor for treating success-based fees pursuant to Revenue Procedure 2011‑29, 2011‑18 I.R.B. 746 in lieu of maintaining the documentation required by Treasury Regulations section 1.263(a)‑5(f).

(d)Cooperation.  Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to any Acquired Company, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements.  Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested) and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

(e)Cooperation on Elections.  In the event that any S corporation election or qualified subchapter S subsidiary election with respect to any Acquired Company is found to be invalid or to have terminated on or before the Closing Date (other than as a result of the Restructuring), the Sellers shall cooperate with Buyer if Buyer decides to seek a corrective ruling from the IRS.   At the request of Buyer, the Sellers shall take such steps, and make such adjustments, as may be required by the IRS pursuant to Section 1362(f)(3) and (4) of the Code. The Sellers shall bear the reasonable expenses of procuring the corrective ruling from the IRS, subject to advance approval by the Sellers.

(f)Transfer Taxes.  Notwithstanding the other terms of this Section 5.8, Buyer will pay all Transfer Taxes, and the Sellers will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

(g)Amendment of Tax Returns and Post-Closing Actions.  Without Sellers’ Representative advance consent, Buyer will not, and will not cause or permit Acquired Company (or any Affiliate of any Acquired Company) to take, any of the following actions with respect to Income Taxes or Income Tax Returns in each case for any Pre-Closing Tax Period: (1) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Income Tax Return of any Acquired Company for any Pre-Closing Tax Period, (2) make or change any Income Tax election with respect to an Acquired Company for any Pre-Closing Tax Period, (3) extend or waive any statute of limitations with respect to Taxes or Tax Returns of any Acquired Company for a Pre-Closing Tax Period, (4) file Income Tax Returns for an Acquired Company for a Pre-Closing Tax Period in a jurisdiction in which such Acquired Company has not historically filed Income Tax Returns, (5) initiate discussions or examinations with a Taxing Authority or make any voluntary disclosures with respect to Income Taxes or Income Tax Returns of any Acquired Company for Pre-Closing Tax Periods, (6) change any accounting method or adopt any convention for the Company that shifts taxable income from a Taxable period beginning after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Taxable period beginning after the Closing Date or (7) take any action after the Closing on the Closing Date outside the ordinary course of business.

(h)Tax Elections Under Section 6221.

(1)

To the extent allowed by Applicable Law, both AEI and Comfort Bilt will make valid elections, pursuant to Section 6221(b) of the Code and any similar provision for state Income Tax purposes, to elect out of Subchapter C of Chapter 63 of Subtitle F of the Code, for any tax year that begins on or after January 1, 2018 and ends on or before the Closing Date.

(2)

In the event that AEI cannot make an election under Section 6221(b) of the Code for any taxable year ending on or before the Closing Date, AEI and each AEI Equityholder will, in the event of a future IRS examination of any such tax years, either (i) cause Section 6225 of the Code not to apply by making a timely “push out” election under Section 6226(a) of the Code, or (ii) file amended returns as outlined in Section 6225(c)(2) of the Code such that there is no “imputed underpayment amount” under Section 6225 of the Code.

(3)

In the event that Comfort Bilt cannot make an election under Section 6221(b) of the Code for any taxable year ending on or before the Closing Date, Comfort Bilt and each Comfort Bilt Equityholder will, in the event of a future IRS examination of any such tax years, either (i) cause Section 6225 of the Code not to apply by making a timely “push out” election under Section 6226(a) of the Code, or (ii) file amended returns as outlined in Section 6225(c)(2) of the Code such that there is no “imputed underpayment amount” under Section 6225 of the Code.

5.9Exclusivity.  From the Signing Date until the Closing Date, each Target Company shall not, and it shall not permit any of its Company Subsidiaries or any of its or their respective directors, officers, employees, representatives or agents to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material assets of any Acquired Company (other than in its Ordinary Course of Business) or any capital stock or other equity interests of any Acquired Company (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Acquired Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Each Larson Party shall, and it shall cause the Company Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing.

5.10Transition Matters; Return of Personal Property.

(a)Transition Matters.  From and after Closing, Buyer and each Target Company shall cause the applicable Acquired Company to provide each of the services and other items set forth on Exhibit 5.10(a) to the Seller or third party set forth on Exhibit 5.10(a), for the period of time identified on Exhibit 5.10(a) (unless earlier terminated in writing by Sellers’ Representative) in exchange for the consideration set forth on Exhibit 5.10(a) with respect to such service or item.

(b)Return of Certain Personal Property. Upon the request of Mr. Dale Larson, his estate, or his personal representative, the applicable Acquired Company shall, at Mr. Larson’s expense, return any of the items set forth on Schedule 5.2(b)(2) in accordance with the reasonable instructions of Person making such request.

(c)Retained Assets.  If after Closing any further action is necessary or desirable to carry out the transfer of the Retained Assets to Larson SD Holdings or the utilization of the Retained Assets by Larson SD Holdings (including, executing any agreements designed to protect any attorney-client, work product or other privilege with respect to the Retained Assets), then Buyer will (and will cause Larson SD and the other Acquired Companies to) take such further action (including the execution and delivery of further documents) as Larson SD Holdings or the Sellers’ Representative may request, at the cost and expense of Larson SD Holdings. Larson SD Holdings shall be responsible for any and all liabilities relating to the Retained Assets, including any contracts included as part of the Retained Assets.

ARTICLE 6 - CLOSING, CLOSING DELIVERIES AND TERMINATION

6.1Closing.  Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Drinker Biddle & Reath LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time at such offices on the date that is the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article 7 shall have occurred (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions at Closing) or such other date or time as Buyer and the Target Companies mutually determine. Notwithstanding the foregoing, if the final conditions to the Closing to be satisfied are the conditions in Section 7.1(f) and Section 7.2(d), and such conditions are satisfied by the grant of early termination of the waiting period under the HSR Act, then the Closing will take place on the date that is the fifth Business Day after the satisfaction of such conditions or such other date or time as Buyer and the Target Companies mutually determine (the actual date Closing occurs being “Closing Date”). To the extent the applicable Parties agree, documents may be delivered at Closing by .pdf attachment or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.  All deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously as of Closing, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents, instruments and certificates delivered.

6.2Closing Deliveries by the Target Companies.  At Closing, the Target Companies will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)a membership unit assignment, dated the Closing Date and executed by each Seller, in a form suitable for transferring the Larson SD Units, Larson Iowa Units, Comfort Bilt Units, and the AEI Units to Buyer;

(b)the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director of Larson SD and Larson Iowa and each manager of Comfort Bilt and AEI to the extent requested by Buyer in writing at least two Business Days prior to Closing, with each such resignation (or removal) being effective no later than the Closing Date; and

(c)the Escrow Agreement, dated the Closing Date and executed by Sellers’ Representative.

6.3Closing Deliveries by Buyer.  At Closing, Buyer will deliver, or cause to be delivered, to the Target Companies or the Paying Agent, as applicable, the following:

(a)	payment of the Estimated Consideration, pursuant to Article 2; and

(b)the Escrow Agreement, dated the Closing Date and executed by Buyer.

6.4Termination of Agreement.  The sole and exclusive rights to terminate this Agreement and abandon the transactions contemplated hereby before Closing (and the Party that has any such right) are as follows:

(a)by mutual written consent of Buyer and the Target Companies;

(b)by either the Target Companies or Buyer, if Closing has not occurred on or before December 31, 2020 (the “Outside Date”);

(c)by Buyer, if (1) there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by any Target Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by the Target Companies, as applicable, within ten Business Days of the Target Companies’ and receipt of written notice of such breach, inaccuracy or failure from Buyer, or (2) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by the Outside Date, provided that with respect to clause (c)(1) and (c)(2) above Buyer shall have not waived such condition in writing; or

(d)by the Target Companies, if (1) there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Buyer within ten Business Days of Buyer’s receipt of written notice of such breach, inaccuracy or failure from the Target Companies, or (2) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by the Outside Date, provided that with respect to clause (d)(1) and (d)(2) above the Target Companies have not waived such condition in writing.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective without further action by any Party one Business Day after the Party seeking termination gives to each other Party written notice of such termination.  Notwithstanding any term in this Section 6.4, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein or in any Ancillary Document (and any breach by any Target Company will be attributed to the other solely for purposes of determining if the Target Companies have the right to terminate this Agreement under this Section).

6.5Effect of Termination.  If this Agreement is terminated pursuant to Section 6.4, then this Agreement will be of no further force or effect, except for the terms of Section 5.5 (entitled, “Confidentiality and Publicity”), Section 9.2 (entitled, “Expenses”), Section 9.5 (entitled, “Governing Law”), Section 9.6 (entitled, “Jurisdiction, Venue and Waiver of Jury Trial”), Section 9.13 (entitled, “Legal Representation”), Section 9.14 (entitled, “Sellers’ Representative and Related Matters”), Section 9.15 (entitled, “Guaranty of Buyer’s Obligations Through Closing”) and this Section 6.5 (and, for the avoidance of doubt, the Guaranty that is attached immediately following the signature page hereto will remain in full force and effect, subject to the other terms of this Section 6.5).  Upon any termination pursuant to Section 6.4, no Party will have any further liability or other obligation hereunder or in connection herewith, except pursuant to a Section (and such Guaranty) listed in the immediately preceding sentence or for any of the following (in which case this Section 6.5 will not limit any liability or other obligation with respect thereto): (a) pre-termination fraud, provided that such fraud is of a type of which an element is intent; or (b) willful or intentional breach by such Party.  For the avoidance of doubt, any breach of this Agreement by Buyer for failing to pay the Estimated Consideration will be deemed an intentional breach by Buyer.

ARTICLE 7 - CONDITIONS TO OBLIGATIONS TO CLOSE

7.1Conditions to Obligation of Buyer to Close.  The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived in writing by Buyer, in Buyer’s sole discretion:

(a)Accuracy of the Target Companies’ Representations and Warranties.  The representations and warranties of the Target Companies in Article 3 will be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), in each case except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, does not have a Target Company Material Adverse Effect.

(b)Observance and Performance by the Target Companies.  The Target Companies will have performed and complied with, in all material respects, the covenants and agreements required by this Agreement to be performed and complied with by the Target Companies on or before the Closing Date.

(c)No Material Adverse Effect.  Since the Signing Date, there will not have occurred any Target Company Material Adverse Effect that is continuing as of the Closing Date.

(d)Certificate of the Target Companies.  The Target Companies will have delivered to Buyer a certificate from a duly authorized officer of each Target Company, dated the Closing Date and executed by such officer certifying the items in Section 7.1(a), 7.1(b) and 7.1(c).

(e)Restructuring.  The Restructuring described in Section 1.1 shall have been completed.

(f)HSR Act.  The applicable waiting period, and any applicable extension thereof, under the HSR Act will have expired or will have been duly terminated.

(g)Delivery of Other Items.  The Target Companies will have delivered (or caused to be delivered) to Buyer each of the other items listed in Section 6.2.

(h)No Legal Actions.  No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the consummation of any transactions contemplated herein.

7.2Conditions to Obligation of the Target Companies and Sellers’ Representative to Close. The obligation of each Target Company to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived in writing by the Target Companies, in the Target Companies’ sole discretion:

(a)Accuracy of Representations and Warranties.  The representations and warranties of Buyer in Article 4 will be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), in each case except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(b)Observance and Performance.  Buyer will have each performed and complied with, in all material respects, the covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c)Certificate.  Buyer will have delivered to the Target Companies and the Larson Parties a certificate from a duly authorized officer of Buyer, dated the Closing Date and executed by each such officer certifying the items in Sections 7.2(a) and 7.2(b).

(d) HSR Act.  The applicable waiting period, and any applicable extension thereof, under the HSR Act will have expired or will have been duly terminated.

(e)Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to the Target Companies and the Larson Parties each of the other items listed in Section 6.3.

(f)No Legal Actions.  No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the consummation of the transactions contemplated herein.

ARTICLE 8 – CERTAIN LIABILITY MATTERS

8.1No Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Closing, except (i) as provided in Section 8.4 to compensate Buyer out of the Post-Closing Adjustment Escrow Amount for Losses if the capitalization table in Schedule 3.2 is not accurate or (ii) in event of intentional fraud.  This Section 8.1 shall not limit any covenant or agreement of any Party that, by its terms, contemplates performance after Closing.

8.2Losses.  Notwithstanding any other term herein, no Person will be obligated to any other Person for any special, exemplary or punitive damages, loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or Losses based on any of the foregoing, and no Person will be obligated to any other Person for any Loss determined as a multiple of income, revenue or the like; provided, however, that the foregoing will not apply to (i) any Seller’s or any Target Company’s rights to recover any Losses if Buyer fails to effect the Closing in breach hereof or (ii) Buyer’s rights to recover Losses if any Seller fails to effect the Closing in breach hereof.

8.3Certain Disclaimers.  Except for the representations and warranties expressly set forth in Article 3, the Acquired Companies are not making and shall not be deemed to have made, any other representations or warranties, written or oral, statutory, express or implied, concerning the Larson SD Units, Larson SD Units, Comfort Bilt Units, AEI Units, any Larson Party, any Acquired Company, or the business, assets or liabilities of any Acquired Company.  No Larson Party is making and shall not be deemed to have made, any representations or warranties, written or oral, statutory, express or implied, concerning the Larson SD Units, Larson Iowa Units, Comfort Bilt Units, AEI Units, any Larson Party, any Acquired Company, or the business, assets or liabilities of any Acquired Company.  BUYER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3, THE ACQUIRED COMPANIES HAVE NOT MADE, AND EACH ACQUIRED COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST ANY ACQUIRED COMPANY, ANY SELLER, LARSON SD, LARSON IOWA, AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS HERETOFORE FURNISHED OR MADE AVAILABLE TO BUYER OR THEIR REPRESENTATIVES BY OR ON BEHALF OF ANY ACQUIRED COMPANY, ANY SELLER, LARSON SD, OR LARSON IOWA.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3, NO ACQUIRED COMPANY, SELLER, LARSON SD, OR LARSON IOWA IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ANY FORWARD‑LOOKING STATEMENTS (INCLUDING ANY UNDERLYING ASSUMPTION) OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO BUYER OR THEIR REPRESENTATIVES.

8.4Adjustment Escrow and Sellers Expense Amount.

(a)Post-Closing Adjustment Escrow Amount.  The Post-Closing Adjustment Escrow Amount will be deposited into an escrow account pursuant to Section 2.3(a) and the terms of an Escrow Agreement in the form attached hereto as Exhibit 8.4(a) (the “Escrow Agreement”).  Disbursements from such escrow account will occur pursuant to the applicable terms of this Agreement and the Escrow Agreement.  Buyer’s only rights regarding the Post-Closing Adjustment Escrow Amount are the use of the Post-Closing Adjustment Escrow Amount as contemplated under Section 2.4 or to compensate Buyer as a result of any Losses if the capitalization table in Schedule 3.2 is not accurate and Buyer will have no other right with respect thereto.

(b)Sellers Expense Amount.  Payments from the Sellers Expense Amount will be used for the purposes of paying directly, or reimbursing Sellers’ Representative for, any third party expenses pursuant to the applicable terms of this Agreement and the agreements ancillary hereto, or as Sellers’ Representative otherwise determines in connection with the transactions contemplated herein.  The Sellers Expense Amount will be used by Sellers’ Representative only under or in connection with this Agreement and the transactions contemplated herein, and Buyer will not have any control over, or right to receive, any of the Sellers Expense Amount or any information relating thereto. The Sellers will not receive any interest or earnings on the Sellers Expense Amount and irrevocably transfer and assign to Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. Sellers’ Representative will not be liable for any loss of principal of the Sellers Expense Fund other than as a result of its gross negligence or willful misconduct. Sellers’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Sellers’ Representative’s responsibilities, Sellers’ Representative will deliver any remaining balance of the Sellers Expense Amount to the Paying Agent for further distribution to the Closing Payment Recipients in accordance with their Percentages. For tax purposes, the Sellers Expense Amount will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

ARTICLE 9 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1Notices.  All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by e-mail of a .pdf document (with confirmation of transmission), provided that a copy is also sent on the same day by nationally recognized overnight delivery service for next Business Day delivery, (c) sent by United States registered or certified mail or (d) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1)        if to any Target Company (at or before Closing) or if to any Seller, or Sellers’ Representative (at or before Closing):

Larson Manufacturing Company of South Dakota

2333 Eastbrook Drive

Brookings, SD 57006

Attn: Bill Retterath

Email: BRetterath@larsondoors.com

Representative, to:

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 S. 7th Street

Minneapolis, MN 55402

Attn:  Michael A. Stanchfield

Email:  mike.stanchfield@FaegreDrinker.com

(2) if to Buyer: Fortune Brands Doors, Inc. 520 Lake Cooke Road Deerfield, Illinois 60015 Attn: Robert K. Biggart, SVP & General Counsel Email: robert.biggart@fbhs.com

(3)        if to any Seller or Sellers’ Representative (after Closing):

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attn:  Managing Director

Email:  deals@srsacquiom.com

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 S. 7th Street

Minneapolis, MN 55402

Attn:  Michael A. Stanchfield

Email:  mike.stanchfield@FaegreDrinker.com

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by e-mail, one Business Day after transmission, provided that a copy is also sent on the same day by nationally recognized overnight delivery service for next Business Day delivery, (C) if so sent by mail, three Business Days after mailing, or (D) if so sent by overnight delivery service, one Business Day after delivery to such service.  A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.  Any such notice or other communication given to Sellers’ Representative after Closing will constitute giving such notice or other communication to all Sellers.

9.2Expenses.  Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

9.3Interpretation; Construction.  In this Agreement:

(a)the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)unless expressly stated herein to the contrary, reference to any document means such document as amended or modified in accordance with the terms thereof;

(e)unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)“or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto;

(i)unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j)all dollar amounts are expressed in United States dollars and will be paid in cash by wire transfer of immediately available funds (unless expressly stated herein to the contrary) in United States currency;

(k)when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m)the phrase “the date hereof” means the Signing Date, as stated in the first paragraph hereof;

(n)for any reference to an item having been provided to Buyer, such item will be deemed to have been so provided if such item was made available to Buyer or any Affiliate of Buyer, at least one day before the Signing Date, on the datasite hosted by Datasite, LLC and used by the Parties before the Signing Date (however, the foregoing is not the exclusive means by which an item may have been provided); and

(o)the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4Parties in Interest; Third Party Beneficiaries.  Except for the Persons referred to in Section 5.7, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied, including Section 5.6) will or is intended to confer any right or remedy under or by reason of this Agreement on any other such Person (including any employee).

9.5Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all Proceedings arising out of or relating to this Agreement of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.

9.6Jurisdiction, Venue and Waiver of Jury Trial.  EXCEPT TO THE EXTENT STATED OTHERWISE IN SECTION 2.4, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING BY ANY METHOD PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

9.7Entire Agreement; Amendment; Waiver.  This Agreement, including the Schedules and Exhibits and other agreements referenced herein, including the Escrow Agreement, and the Shareholder Representative Services LLC engagement letter constitutes the entire Agreement among the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant, agreement or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement or similar assurance of any Party regarding such subject matter).  No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 9.9).  Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.  No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms.  Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

9.8Assignment; Binding Effect.  Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld or delayed), except that at or after Closing Buyer may collaterally assign this Agreement in connection with any indebtedness for borrowed money of Buyer or any of its Affiliates (including any Acquired Company); provided that no such assignment, delegation or transfer will relieve the assigning, delegating or transferring Party of any obligation hereunder.  This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties.  Any purported assignment, delegation or other transfer not permitted by this Section is void.

9.9Severability; Blue Pencil.  The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law.  If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.10Counterparts.  This Agreement may be executed in counterparts (including via .pdf), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by facsimile or other electronic means (including via .pdf), and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

9.11Disclosure Schedules.  Certain information is contained in the Target Company Disclosure Schedule that may not be required to be disclosed pursuant hereto and doing so will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person.  Each item disclosed in any section of the Target Company Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Target Company Disclosure Schedule reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Target Company Disclosure Schedule (notwithstanding the presence or absence of any reference in or to any section of the Target Company Disclosure Schedule).

9.12Specific Performance.  Each Party acknowledges and agrees that (1) this Section 9.12 is reasonable and necessary to ensure that each Party receives the expected benefits of the transactions contemplated hereby, (2) each Party has refused to enter into this Agreement in the absence of this Section 9.12, (3) each Party may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and (4) in such case monetary damages alone may not be an adequate remedy and there may not be an adequate remedy at law.  Therefore, a Party (in addition to all other remedies it may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) to prevent breaches hereof and to enforce specifically this Agreement and its terms.

9.13Legal Representation.  Each Party acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (a) Faegre Drinker Biddle & Reath LLP (along with any predecessor or successor, “Faegre Drinker”), has served as legal counsel to the Acquired Companies from time to time and that Faegre Drinker’s services for the Acquired Companies have included representation regarding aspects of the transactions contemplated herein and other matters and (b) after Closing, Faegre Drinker may serve as legal counsel to any Seller or any Affiliate of any Seller, or any director, officer, member, partner or employee of any of the foregoing in connection with the transactions contemplated herein (including any claim or other Proceeding relating hereto) or any other matter, notwithstanding such other representation (or any continued representation).  Each Party (on its and its Affiliates behalf) hereby consents to such representation and waives any conflict of interest relating thereto.  In addition, all communications involving attorney-client confidences among the Acquired Companies and Faegre Drinker in the course of the negotiation, documentation and consummation of the transactions contemplated herein will be deemed to be attorney-client confidences that belong solely to the Sellers (and not to any Acquired Company or its subsidiaries) and may be controlled by Sellers’ Representative.  Without limiting the generality of the foregoing,

(a) upon and after the Closing, (1) the Sellers and each of their Affiliates (and not any Acquired Company or its subsidiaries) will be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated herein (collectively, the “Pre-Sale Communications”), and no Acquired Company or its subsidiaries will be a holder thereof, (2) to the extent that files of Faegre Drinker with respect to the negotiation, documentation and consummation of the transactions contemplated herein constitute property of the client, only the Sellers and their Affiliates (and not any Acquired Company or its subsidiaries) will hold such property rights and (3) Faegre Drinker will have no duty whatsoever to reveal or disclose the Pre-Sale Communications of files pertaining to the Pre-Sale Communications to any Acquired Company or any of its subsidiaries by reason of any attorney-client relationship between Faegre Drinker and the Acquired Companies or otherwise; and (b) it would be impracticable to remove from the records (including emails and other electronic files) of the Acquired Companies any privileged communications with Faegre Drinker and therefore the Parties agree that no waiver of any applicable attorney-client, work product or other privilege shall result if such material is allowed to remain in the files of any Acquired Company and its Affiliates.

9.14Sellers’ Representative and Related Matters.

(a)Sellers’ Representative’s Limited Role.  By signing this Agreement, each Seller approves the designation of, and hereby designates, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of the Sellers, or any successor Sellers’ Representative, (“Sellers’ Representative”) as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto and is only a party to this Agreement for the purpose of performing as Sellers’ Representative.  Sellers’ Representative has no obligation to incur or pay any expense in connection herewith, including that Sellers’ Representative has no obligation (indemnification or otherwise) for any Loss of any other Party.  Sellers’ Representative may resign at any time upon written notice to the advisory committee as established pursuant to the Shareholder Representative Services LLC engagement letter.  Sellers’ Representative may be changed or replaced, and any vacancy in the position of Sellers’ Representative may be filled, in each case by action of affirmative action of Sellers holding a majority of the economic interests in the remaining portion of the Sellers Expense Amount.  No bond will be required of Sellers’ Representative.  The Sellers will inform Buyer of any such resignation or other change.

(b)Buyer’s Reliance and Certain Acknowledgements and Agreements.  After Closing, Buyer and each Acquired Company will be entitled to rely on all statements, actions, representations and decisions of Sellers’ Representative after Closing as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of Sellers’ Representative pursuant to this Section 9.14).  Buyer’s or each Acquired Company’s obligation to make any payment to or for the benefit of any Seller or Closing Payment Recipient under or in connection with this Agreement is to make such payment to the Paying Agent or as Sellers’ Representative directs, as described herein.  If such payment is properly made, then Buyer or such Acquired Company will be entitled to rely conclusively and without independent verification on the Paying Agent making further payment, and the Paying Agent will make all of such payments, each in the proper amount, to the proper Persons.

(c)Indemnification of Sellers’ Representative. Sellers’ Representative will incur no liability of any kind with respect to any action or omission by Sellers’ Representative in connection with Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from Sellers’ Representative’s gross negligence or willful misconduct. Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers will indemnify, defend and hold harmless Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of Sellers’ Representative, Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by Sellers’ Representative from (i) the Sellers Expense Amount and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while this section allows Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Sellers’ Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of Sellers’ Representative or the termination of this Agreement.

9.15Guaranty of Buyer’s Obligations Through Closing.  Each Party acknowledges that, on the Signing Date, Fortune Brands Home & Security, Inc, a Delaware corporation and Affiliate of Buyer, is executing and delivering to the Target Companies the Guaranty that is attached immediately following the signature page hereto.

ARTICLE 10 - CERTAIN DEFINITIONS

“2020 Short Period Tax Year” is defined in Section 5.8(b).

“Acquired Company” is defined in the Recitals.  An Acquired Company which is converted into a limited liability company pursuant to the Restructuring will continue to be considered an Acquired Company after such conversion.

“Acquisition Transaction” is defined in Section 5.9.

“AEI” is defined in the first paragraph of this Agreement.

“AEI Equityholder” is defined in the Recitals.

“AEI Units” is defined in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Aggregate Net Closing Consideration” is defined in Section 2.3(a).

“Agreement” is defined in the first paragraph of this Agreement.

“Allocation” is defined in Section 2.4(g).

“Ancillary Document” means a Buyer Ancillary Document or Target Company Ancillary Document.

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law, rule, regulation, ordinance or code enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.4(c).

“Beinhorn” is defined in the Recitals.

“Bunker” is defined in the Recitals.

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of South Dakota or New York are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Ancillary Document” means the certificate contemplated under Section 7.2(c) and the Guaranty that is attached immediately following the signature page hereto.

“Buyer Plan” means a Plan sponsored by Buyer, any Acquired Company or their respective Affiliates.

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash, cash equivalents and marketable securities of the Acquired Companies as of the NWC Effective Time, determined in accordance with GAAP consistently applied (for avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks actually received by a Target Company or its banks whether or not cleared).

“CLO” is defined in the Recitals.

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“Closing Payment Recipient” is defined in Section 1.3(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comfort Bilt” is defined in the first paragraph of this Agreement.

“Comfort Bilt Equityholder” is defined in the Recitals.

“Comfort Bilt Units” is defined in the Recitals.

“Company Subsidiary” is defined in the Recitals.

“Comparable Benefits” is defined in Section 5.6(a).

“Confidentiality Letter” is defined in Section 5.5(a).

“Continuation Period” is defined in Section 5.6(a).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“DOJ” is defined in Section 5.1(a).

“Downward Reconciliation Amount” is defined in Section 2.4(f)(2).

“Encumbrance” means any mortgage, pledge, security interest, charge, lien, right to purchase or other encumbrance.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Governmental Authority alleging liability (including liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from (a) the presence of any Hazardous Substance, or release into the environment by any Acquired Company of any Hazardous Substance or (b) any violation of any Environmental Law by any Acquired Company.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with any Acquired Company pursuant to section 414 of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company (or, if such Person is unwilling or unable to serve in such role, then a substitute escrow agent reasonably acceptable to Buyer and Sellers’ Representative), or any replacement thereof consistent with the terms of this Agreement and the Escrow Agreement.

“Escrow Agreement” is defined in Section 8.4(a).

“Estimated Consideration” is defined in Section 2.2.

“Estimated Funded Indebtedness” is defined in Section 2.3(a)(3).

“Estimated Transaction Expenses” is defined in Section 2.3(a)(4).

“Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Faegre Drinker” is defined in Section 9.13.

“Final Allocation” is defined in Section 2.4(g).

“Final Funded Indebtedness” is defined in Section 2.4(a).

“Final Net Working Capital and Cash” is defined in Section 2.4(a).

“Final Transaction Expenses” is defined in Section 2.4(a).

“Financial Statements” is defined in Section 3.4(a)(2).

“Forward‑Looking Statements” is defined in Section 4.5.

“FTC” is defined in Section 5.1(a).

“Funded Indebtedness” means any indebtedness (a) for borrowed money of the Acquired Companies that is funded and outstanding and any amounts owed under interest rate swap agreements related to such borrowed money or (b) under leases classified as capital leases on the

Interim Balance Sheet.  For the avoidance of doubt, Funded Indebtedness shall not include amounts under any letter of credit or surety bond that has not been drawn upon and, if drawn upon, shall only include the outstanding amount required to be repaid due to such draw.

“GAAP” means generally accepted United States accounting principles as have been consistently applied by the Acquired Companies.

“Governmental Authority” means any:  (a) nation, state, county, city, district or other similar jurisdiction; (b) federal, state, local or foreign government; (c) governmental or quasi‑governmental authority (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); or (d) body or other Person entitled by Applicable Law to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by any Environmental Law as hazardous or toxic.

“Hitt Trust” is defined in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any obligation arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax (but, for the avoidance of doubt, not including any sales, use, stamp, duty, value added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax).

“Indebtedness” means any liability under or for any of the following, in each case to the extent any related amount is actually owed:  (a) indebtedness for borrowed money (including a guaranty of such owed amount); (b) indebtedness evidenced by a note, debenture, deed of trust or mortgage; (c) letter of credit or surety bond (but only to the extent such letter of credit or surety bond has been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) capital lease; or (e) additional interest, fee or other expense regarding any of the foregoing; provided, however, that in each case “Indebtedness” will not mean:  (1) any of the foregoing to the extent existing as the result of any act of Buyer or any Affiliate of Buyer before or in connection with Closing (including in connection with any financing of any amount to be paid by Buyer hereunder or post-Closing financing); (2) the obligation to have in place or to collateralize any of the foregoing items; or (3) any trade payable incurred in the Ordinary Course of Business of the applicable Acquired Company.

“Initial Consideration” is defined in Section 2.1.

“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, inventions, copyright, design, logo, formula, invention, domain name, website, trade secret, know how, confidential information, mask work or software (including any registration, application or renewal regarding any of the foregoing).

“Interim Balance Sheet” is defined in Section 3.4(a)(2).

“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).

“Interim Financial Statements” is defined in Section 3.4(a)(2).

“IRS” means the United States Internal Revenue Service.

“Knowledge” has the following meaning:  (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; (b) an Acquired Company will have “Knowledge” of a particular fact or other matter if Jeffrey Rief, Henry Hitt, Retterath, Bienhorn or Bunker is actually consciously aware of such fact or matter; and (c) Buyer will have “Knowledge” of a particular fact or other matter if John Lee, Wayne Partington, or Robert Biggart is actually consciously aware of such fact or matter.

“Larson IA Holdings” is defined in the first paragraph of this Agreement.

“Larson Iowa” is defined in the first paragraph of this Agreement.

“Larson Iowa Units” is defined in Section 1.1(a)(v).

“Larson Party” is defined in the Recitals.

“Larson SD” is defined in the first paragraph of this Agreement.

“Larson SD Holdings” is defined in the first paragraph of this Agreement.

“Larson SD Units” is defined in Section 1.1(a)(v).

“Leased Real Property” is defined in Section 3.10(a).

“LM Canada” is defined in the Recitals.

“LMC” is defined in the Recitals.

“LMC Warranty” is defined in the Recitals.

“Loss” means any liability, loss, penalty, judgment, interest, amounts paid in settlement, fine, award, cost or expense (including any reasonable attorney’s fee or expense) or damage.

“Major Contract” is defined in Section 3.8(a).

“Net Working Capital” means an amount equal to (x) the consolidated current assets of the Acquired Companies (other than Cash) in the categories set forth on Exhibit 10.1, minus (y) the consolidated current liabilities of the Acquired Companies in the categories set forth on Exhibit 10.1, in each case determined as of the NWC Effective Time and in accordance with GAAP, as consistently applied in the preparation of the Interim Balance Sheet, except as set forth on Exhibit 10.1. The Parties acknowledge and agree that Exhibit 10.1 sets forth an illustration of the calculation of Net Working Capital (including the various components and line items of Net Working Capital) assuming that the Closing Date had occurred on September 30, 2020.  Also, for avoidance of doubt, the Scheduled 2020 Bonuses to be paid pursuant to Section 5.6(f) are current liabilities of the applicable Acquired Company and will reduce Net Working Capital.

“Non-Prevailing Party” is defined in Section 2.4(d).

“Notice of Disagreement” is defined in Section 2.4(b).

“NWC Effective Time” means 11:59 p.m. Central Time on the day immediately before the Closing Date.

“Old Plans” is defined in Section 5.6(b).

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.

“Organizational Document” means, for any Person:  (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; or (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person.

“Outside Date” is defined in Section 6.4(b).

“Owned Real Property” is defined in Section 3.10(a).

“Party” means each Target Company, Buyer, each Seller or the Sellers’ Representative.

“Payoff Letters” is defined in Section 2.2.

“Paying Agent” is defined in Section 1.3(a).

“Payment Instructions” is defined in Section 1.3(a).

“Percentage” means, with respect to each Person set forth on Exhibit 10.2, the percentage set forth on Exhibit 10.2 with respect to such Person, as updated prior to Closing by the Target Companies; provided, however, that at all times the sum of the Percentages shall always equal 100%.

“Permit” means any license, approval, authorization, or permit from a Governmental Authority.

“Permitted Encumbrance” means any:  (a) Encumbrance listed in the Target Company Disclosure Schedule (including if disclosed or otherwise described in any of the Financial Statements); (b) Encumbrance created by the express terms of any Major Contract; (c) any Encumbrance for current Taxes and assessments not yet delinquent or that may be paid without penalty; (d) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes or assessments that are due and payable and the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP; (e) recorded easements, rights-of-way, restrictions and other similar title Encumbrances; (f) easement, covenant, condition or restriction not of public record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the applicable Person; (g) zoning or other governmentally established Encumbrance; (h) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (i) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than 60 days or that is being contested in good faith; or (j) other imperfection of title or license or other Encumbrance that does not materially impair the conduct of the business of the applicable Person as presently conducted.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement, policy or similar arrangement, whether qualified or non-qualified, and whether or not written, including any:  (a) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or “fringe” benefits, including, vacation, severance, disability, medical,  dental, life and other insurance, tuition, health care reimbursement, dependent care assistance, flexible spending account plan, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement.

“Post-Closing Adjustment Escrow Amount” is defined in Section 2.3(a)(1).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Reorganization Iowa Shareholders” is defined in Section 1.1(a).

“Pre-Reorganization SD Shareholders” is defined in Section 1.1(a).

“Pre-Sale Communications” is defined in Section 9.13.

“Prevailing Party” is defined in Section 2.4(d).

“Proceeding” means any action, complaint, arbitration, audit, hearing, litigation, proceeding or suit, in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property” is defined in Section 3.10(a).

“Real Property Lease” is defined in Section 3.10(a).

“Representative Losses” is defined in Section 9.14(c).

“Restructuring” is defined in the Recitals.

“Retained Assets” is defined in Section 5.2(b)(4).

“Retterath” is defined in the Recitals.

“Rief Trust” is defined in the Recitals.

“Scheduled 2020 Bonuses” is defined in Section 5.6(f).

“SDBCA” is defined in Section 1.1(a)(v).

“SDLLCA” is defined in Section 1.1(a)(v).

“Seller” is defined in the Recitals.

“Sellers Expense Amount” is defined in Section 2.3(a)(2).

“Sellers’ Representative” is defined in Section 9.14(a).

“Signing Date” is defined in the first paragraph of this Agreement.

“Statement” is defined in Section 2.4(a).

“Target Company” is defined in the Recitals.  A Target Company which is converted into a limited liability company pursuant to the Restructuring will continue to be considered a Target Company after such conversion.

“Target Company Ancillary Document” means the certificate contemplated under Section 7.1(d).

“Target Company Disclosure Schedule” means the disclosure schedule delivered by the Target Companies to Buyer and made a part of this Agreement on the Signing Date.

“Target Company Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on the Business, results of operations or financial condition of the Acquired Companies, taken as a whole, other than any Event or Events to the extent resulting from one or more of the following:  (a) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein (including the announcement thereof); (b) any event or condition generally affecting any of the industries in which any Acquired Company operates, the United States economy or any foreign economy as a whole in any location where, or with respect to which, the Acquired Companies have material operations; (c) any national or international political or social event or condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) the existence, occurrence or continuation of any force majeure events, pandemics (including COVID-19 and SARS-CoV-2), epidemics, earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (e) any change in financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index, or any change in interest rates); (f) compliance with any term of, or the taking of any action required by, this Agreement; (g) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof; (h) any action required to be taken under any Major Contract or Applicable Law; or (i) any failure by any Acquired Company to meet projections, guidance, milestones, forecasts or financial or operating predictions or measures; provided, however, that any Event or Events set forth in the foregoing clauses (b), (c) or (e) may be taken into account in determining whether there has been a Target Company Material Adverse Effect, but only to the extent such Event or Events have a materially disproportionate adverse effect on the Business, results of operations or financial condition of the Acquired Companies, taken as a whole, relative to other Persons operating in the same industry as the Acquired Companies.

“Target Net Working Capital” means the amount of $78,500,000.

“Target Company Plan” means a Plan sponsored by any Acquired Company or any ERISA Affiliate, or to which any Acquired Company or any ERISA Affiliate otherwise contributes or has contributed, or in which any employee of any Acquired Company or any ERISA Affiliate otherwise participates or has participated.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, fine, penalty or similar addition thereto.

“Tax Representative” is defined in Section 5.8(a).

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that such matter is being or will be asserted, commenced, taken or pursued.

“Transaction Consideration” is defined in Section 2.1.

“Transaction Deductions” means all items of loss, deduction or credit resulting from or attributable to (A) the repayment of Indebtedness at Closing or as contemplated by this Agreement, (B) any payment in the nature of compensation for U.S. federal Income Tax purposes to employees of any Acquired Company upon consummation of or in connection with the transactions contemplated hereby and (C) payment of legal, financial advisory, accounting and other fees and expenses of any Acquired Company in connection with the transactions contemplated hereby, including the Transaction Expenses, except to the extent that Sellers’ Representative and Buyer determine that such fees and expenses are not properly deductible.

“Transaction Document” means, with respect to a Person, any document executed or delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Transaction Expense” means any expense incurred by an Acquired Company prior to Closing in connection with the transactions contemplated herein (including attorneys’, accountants’, investment bankers’ and other professionals’ and third parties’ fees and expenses and any severance, bonus, change-in-control or other similar employee benefit obligation arising as a result of the consummation of any such transaction).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Upward Reconciliation Amount” is defined in Section 2.4(f)(1).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

[Signature Page to Follow]

IN WITNESS WHEREOF, each Party has executed and delivered this Equity Purchase Agreement effective as of the date first written above.

FORTUNE BRANDS DOORS, INC.

By:	/s/ Robert K. Biggart
Name:	Robert Biggart
Title:	Vice President & Assistant Secretary

[Signature Page to Equity Purchase Agreement]

Larson Manufacturing Company of South Dakota, Inc.		Larson Manufacturing Company of Iowa, Inc.,

By:	/s/ Jeffrey T. Rief	By:	/s/ Jeffrey T. Rief
Name:	Jeffrey T. Rief	Name:	Jeffrey T. Rief
Title:	CEO	Title:	CEO

Larson SD HOLDINGS, Inc.		Larson IA holdings, inc.

By:	/s/ Bill Retterath	By:	/s/ Bill Retterath
Name:	Bill Retterath	Name:	Bill Retterath
Title:	CFO	Title:	CFO

AEI, LLC		Comfort Bilt, LLC

By:	/s/ Jeffery T. Rief	By:	/s/ Jeffery T. Rief
Name:	Jeffrey T. Rief	Name:	Jeffrey T. Rief
Title:	Manager	Title:	Manager

/s/ O. Dale Larson		/s/ Jeffrey T. Rief
O. dale larson AS Trustee of the O. Dale Larson Revocable Trust U/A/D 4/7/92		Jeffrey T. Rief AS Trustee of the Jeffrey T. Rief Living Trust

/s/ Henry Hitt		/s/ Bill Retterath
Henry Hitt as Trustee of the Henry Hitt Revocable Trust UAD April 25, 2019		Bill Retterath

/s/ Troy Bunker		/s/ Dan Beinhorn
Troy Bunker		Dan Beinhorn

[Signature Page to Equity Purchase Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC (solely in its capacity as Sellers’ Representative as agent for and on behalf of Sellers)

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Equity Purchase Agreement]